CREDIT AGREEMENT

among

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

as Lenders,

CONTRAN CORPORATION

as Borrower,

and

PLAINSCAPITAL BANK,

as Sole Bookrunner, Lead Arranger, and Administrative Agent

DATED OCTOBER 2, 2009

TABLE OF CONTENTS

SECTION I	DEFINITIONS

1.1	Defined Terms
1.2	Accounting Terms
1.3	Rules of Construction
1.4	Recitals

SECTION II	THE REVOLVING CREDIT FACILITY

2.1	The Loans
2.2	Commitment Amount; Maximum Outstanding Amount
2.3	Use of Loan Proceeds
2.4	The Notes
2.5	Interest Rates in Respect of the Revolving Credit Facility
2.6	Revolving Nature of the Revolving Credit Facility
2.7	Reserved.
2.8	Maturity Date of the Revolving Credit Facility
2.9	No Borrowing Under the Revolving Credit Facility During Pendency of an Event of Default

SECTION III	LETTER OF CREDIT SUBFACILITY

3.1	The Letter of Credit Commitment
3.2	Limit on Letters of Credit
3.3	Requests for Letters of Credit
3.4	Reduction in Availability
3.5	Letter of Credit Amounts
3.6	Letter of Credit Fees
3.7	Fees and Documentary and Processing Charges Payable to the L/C Issuer
3.8	Conflict with Issuer Documents
3.9	Prohibition on Issuance
3.10	Limitations on Issuance
3.11	Cash Collateral After the Maturity Date
3.12	Reimbursement Obligation of Contran
3.13	Letter of Credit Obligations Absolute
3.14	Expiration of the Letter of Credit Commitment
3.15	Letter of Credit Payments

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3.16	Participations in Unpaid Reimbursement Obligation
3.17	Payments by the Lenders Pursuant to Participations in Letters of Credit
3.18	Procedure Following Purchase of Participations in an Unreimbursed Amount
3.19	Effect of Failure of a Lender to Pay its Participation in an Unreimbursed Amount
3.20	Consequence of Contran’s Failure to Repay Reimbursement Obligation
3.21	Letters of Credit Issued for Subsidiaries or Affiliates
3.22	No Issuance of Letters of Credit During Pendency of an Event of Default
3.23	Applicability of ISP

SECTION IV	SECTION RESERVED FOR FUTURE USE

SECTION V	TERMS APPLICABLE TO ALL LOANS

5.1	Payments of Interest
5.2	Computation of Interest and Fees
5.3	Reserved.
5.4	Default Rate of Interest
5.5	Fees
5.6	Reserved.
5.7	Reserved.
5.8	Voluntary Prepayments
5.9	Mandatory Prepayments
5.10	Mandatory Termination of Commitments
5.11	Voluntary Termination or Reduction of Commitments
5.12	The Lenders’ Note Records
5.13	Notice of Borrowing
5.14	Reserved.
5.15	Funding of Loan
5.16	Funding Notifications
5.17	Method of Payments
5.18	Funding by the Lenders; Presumption by the Administrative Agent
5.19	Payments by Contran; Presumptions by the Administrative Agent

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5.20	Failure to Satisfy Conditions Precedent
5.21	Funding Source
5.22	Insufficient Funds
5.23	Compliance with Margin Regulations
5.24	Regulation U Records
5.25	Benefits of Collateral
5.26	Lenders’ Responsibilities

SECTION VI	TAXES, YIELD PROTECTION, AND ILLEGALITY

6.1	Payments Free of Taxes
6.2	Indemnity by Contran With Respect to Certain Taxes
6.3	Status of Lenders
6.4	Treatment of Certain Refunds
6.5	Reserved.
6.6	Reserved.
6.7	Increased Costs Generally
6.8	Capital Requirements
6.9	Certificates for Reimbursement
6.10	Delay in Requests
6.11	Reserved.
6.12	Reserved.
6.13	Reserved.
6.14	Mitigation Obligations
6.15	Replacement of Lenders
6.16	Defaulting Lender
6.17	Survival of Obligations

SECTION VII	CONDITIONS OF LENDING

7.1	Conditions Precedent
7.2	Ongoing Conditions

SECTION VIII	COLLATERAL FOR CONTRAN’S OBLIGATIONS; VALHI HOLDING GUARANTY

8.1	Pledge of TIMET Stock

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8.2	Delivery of Stock Certificates and Related Materials
8.3	Valhi Holding Guaranty
8.4	Reserved.
8.5	Reserved.
8.6	Other Documents

SECTION IX	REPRESENTATIONS AND WARRANTIES

9.1	Existence and Power of Contran
9.2	Authorization
9.3	Valid Obligations
9.4	Consents or Approvals
9.5	Title to Properties
9.6	Financial Statements
9.7	Changes
9.8	Other Agreements
9.9	Litigation
9.10	Investment Company Act
9.11	Compliance
9.12	ERISA
9.13	Federal Reserve Regulations
9.14	Solvency
9.15	Stock of TIMET
9.16	Subsidiaries
9.17	Continuing Representations

SECTION X	AFFIRMATIVE COVENANTS

10.1	Use of Proceeds
10.2	Payments
10.3	Preservation of Contran’s Corporate Existence
10.4	Keeping Books and Records
10.5	Other Obligations
10.6	Compliance with Laws
10.7	Maintenance of Assets

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10.8	Insurance
10.9	Taxes
10.10	Inspection
10.11	Financial Reports and Other Information
10.12	Notification of Change of Name or Jurisdiction of Organization
10.13	ERISA Reports
10.14	Environmental Compliance

SECTION XI	NEGATIVE COVENANTS

11.1	Liquidation or Sale of Assets
11.2	Merger or Consolidation
11.3	Transactions with Affiliates
11.4	Indebtedness
11.5	Liens
11.6	Hostile Tender Offer
11.7	ERISA Compliance
11.8	Fiscal Year and Accounting Changes

SECTION XII	EVENTS OF DEFAULT

12.1	Events of Default
12.2	Consequences of Default
12.3	Remedies Following Acceleration
12.4	Application of Funds

SECTION XIII	ASSIGNMENT AND PARTICIPATION

13.1	Assignment of the Commitments and the Loans
13.2	Register
13.3	Participations
13.4	Limitations Upon Participant Rights
13.5	Certain Pledges
13.6	Resignation as the L/C Issuer after Assignment

SECTION XIV	AGENCY

14.1	Appointment and Authority
14.2	Rights as a Lender

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14.3	Exculpatory Provisions
14.4	Limited Responsibility of the Administrative Agent
14.5	Reliance by the Administrative Agent
14.6	Delegation of Duties
14.7	Resignation of the Administrative Agent
14.8	Non-Reliance on the Administrative Agent and Other Lenders
14.9	No Other Duties
14.10	General Duties of the Administrative Agent
14.11	Reserved.
14.12	Holders
14.13	The Administrative Agent May File Proofs of Claim
14.14	Collateral and Guaranty Matters

SECTION XV	MISCELLANEOUS TERMS AND CONDITIONS

15.1	Amendments
15.2	Right of Setoff
15.3	Sharing of Payments by the Lenders
15.4	No Waivers; Remedies Cumulative
15.5	Enforcement
15.6	Governing Law
15.7	Consent to Venue and Jurisdiction
15.8	Notices

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15.9	Electronic Communication
15.10	Expenses
15.11	Indemnification of the Administrative Agent and the Lenders by Contran
15.12	Reimbursement by Lenders
15.13	Waiver of Consequential Damages
15.14	Payments Set Aside
15.15	Survival of Certain Agreements
15.16	Survival of Covenants
15.17	Amendments and Waivers
15.18	Reserved.
15.19	Reserved.
15.20	Change of Notice Information; Maintenance of Updated Contact Information
15.21	Reliance on Notices from Contran
15.22	Counterparts
15.23	Waiver of Jury Trial
15.24	Successors and Assigns Generally
15.25	USA Patriot Act Notice
15.26	Confidentiality
15.27	No Advisory or Fiduciary Responsibility
15.28	Severability
15.29	Entire Agreement
15.30	Reserved.
15.31	Interpretation
15.32	Headings
15.33	Construction
15.34	Notice of Final Agreement

EXECUTED as of the Closing Date.

Exhibit A	Form of Promissory Note
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Reserved
Exhibit D	Reserved
Schedule 2.2	Commitments of the Lenders
Schedule 8.1	TIMET Shares Initially Pledged by Valhi Holding
Schedule 9.9	Litigation
Schedule 9.16	Subsidiaries
Schedule 11.4	Indebtedness
Schedule 11.5(b)	Existing Liens
Schedule 15.8
Addresses for Notices

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into on OCTOBER 2, 2009, between and among CONTRAN CORPORATION (“Contran”); the institutions from time to time parties hereto as lenders (individually a “Lender” and collectively the “Lenders”); and PLAINSCAPITAL BANK, in its capacity as agent for the Lenders (the “Administrative Agent”) and as the sole lead arranger and bookrunner for the credit facilities described in this Agreement.

RECITALS

A.           Contran has requested the Lenders to extend a revolving credit facility (with a $20,000,000 letter of credit subfacility) to Contran.

B.           The Lenders have agreed to extend revolving credit to Contran, and the L/C Issuer has agreed to provide a letter of credit subfacility to Contran, in each case as more particularly set forth in this Agreement.  The initial aggregate amount of the Lenders’ commitments under this Agreement shall be $25,000,000 (but shall be increased to $70,000,000 on the Total Facility Availability Date).

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Lenders, the L/C Issuer, Contran, and the Administrative Agent agree as follows:

SECTION I

DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the following terms have the following meanings, which apply to both the singular and plural forms of the terms defined:

“Additional Security” means, (a) any TIMET Share acquired by Contran or Valhi Holding after the date of this Agreement, (b) any TIMET Share owned by Contran or Valhi Holding as of the date of this Agreement that is not a Pledged Share as of the date of this Agreement, and (c) any shares of a security that is traded on the NYSE, and that is acceptable to all of the Lenders, the L/C Issuer, and Contran, in each case to the extent any of the foregoing are pledged as Collateral pursuant to the Pledge Agreement in accordance with the requirements of Section 5.9(b) of this Agreement.

“Administrative Agent” means PlainsCapital, or any successor thereto appointed in accordance with Section 14.7 of this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent to a Lender.

“Advance Date” means the Business Day on which any Loan is made (or is to be made).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.

“Aggregate Commitments” means the Commitments of all of the Lenders, as the same may be adjusted from time to time pursuant to the terms of this Agreement.  The initial Aggregate Commitments as of the Closing Date are $25,000,000.  On the Total Facility Availability Date, the Aggregate Commitments shall be increased to $70,000,000.

“Agreement” means this Credit Agreement, as amended, extended, modified, renewed, restated, or supplemented from time to time.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the sixth decimal place) of Aggregate Commitments represented by such Lender’s Commitment at such time.  If the Commitments of the Lenders to make Loans have terminated or expired, the Applicable Percentage of each Lender shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.2 to this Agreement, or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender (other than a Defaulting Lender), (b) an Affiliate of a Lender (other than a Defaulting Lender), or (c) an entity or an Affiliate of any entity that administers or manages a Lender (other than a Defaulting Lender).

“Arranger” means PlainsCapital, in its capacity as the sole lead arranger and sole bookrunner with respect to the credit facilities described in this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another, or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.1(b) or Section 13.1(d) of this Agreement), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 3.9 of this Agreement.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Sections 5.10 or 5.11 of this Agreement, and (c) the date of termination of the Commitments and the obligation of the L/C Issuer to issue or cause to be issued (or amend or extend) Letters of Credit pursuant to Section 12.2 of this Agreement.

“Available Collateral Amount” means, at the time in question, an amount equal to 50.00 percent of the Collateral Value at such time, as determined by the Administrative Agent in its reasonable discretion.

“Base Interest Rate” means the Prime Rate plus 100 Basis Points.

 “Basis Point” means 1/100th of 1 percent.

“Business Day” means a day on which banks are open for business in Dallas, Texas.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation, or treaty, (b) any change in any law, rule, regulation, or treaty, or in the administration, interpretation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline, or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 7.1 of this Agreement have been satisfied (but in no event shall such date be later than September 30, 2009).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, as the same from time to time may be supplemented or amended and remain in effect.

“Collateral” means the TIMET Shares, the Additional Security (if any), any cash collateral provided by Contran pursuant to Sections 3.11 or 3.12(b) of this Agreement, together with all proceeds of any of the foregoing.

“Collateral Deficiency” means, as of any date of determination thereof, the amount, if any, by which (a) the Total Outstanding Amount on such date exceeds (b) the Available Collateral Amount on such date.

“Collateral Value” means, as of any date of determination thereof, the sum of (a) the product of the Current Market Value of TIMET Shares multiplied by the number of TIMET Shares pledged to the Administrative Agent for the benefit of the Lenders and the L/C Issuer pursuant to the Pledge Agreement, and (b) the product of the Current Market Value of any Additional Security multiplied by the number of shares of such Additional Security pledged to the Administrative Agent for the benefit of the Lenders and the L/C Issuer pursuant to the terms of the Pledge Agreement.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Contran pursuant to this Agreement and to participate in L/C Obligations in an aggregate amount not to exceed the amount set forth beside such Lender’s name on Schedule 2.2 to this Agreement (or in an Assignment and Assumption Agreement to which such Lender is a party), as such amount may be adjusted from time to time in accordance with this Agreement.

“Contran” means Contran Corporation, a Delaware corporation, and any Successor thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise.  “Controlling” and “Controlled” have meanings correlative to Control.

“Credit Extension” means each of (a) the Loans, and (b) the Letters of Credit.

“Current Market Value” means, with respect to any security, the most recent closing price of such security on the NYSE or, if such security is not listed on the NYSE but is listed on another recognized national securities exchange, the most recent closing price of such security on such other exchange, or if such security is not listed on a recognized national securities exchange, the closing price of such security as reported on the National Association of Security Dealers Automated Quotations Systems (“NASDAQ”) National Market System or, if applicable, the average of the closing bid and asked quotations for such security as reported on NASDAQ.

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, or other applicable jurisdictions, from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or occurrence that with the giving of notice, or the passage of time, or both, would constitute an Event of Default.

“Default Rate” means a rate (or fee, as applicable) equal to 200 Basis Points per annum in excess of the rate or rates of interest (or fee, as applicable) in effect at the time of an Event of Default (which will include any subsequent fluctuation in the Prime Rate) that will be payable on the principal amount of the Obligations from the date of such Event of Default until the Obligations are paid in full, or the Lenders accept a tendered cure of the Event of Default and restore in writing the interest rate (or fee, as applicable) that was in effect before the Default Rate.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, or participations in L/C Obligations, required to be funded by it under this Agreement within one Business Day of the date required to be funded by it under this Agreement, (b) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within one Business Day of the date when due, unless the payment in question is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.1 of this Agreement (subject to such consents, if any, as may be required under Section 13.1(b) or Section 13.1(d) of this Agreement); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include a natural person, Contran, any of Contran’s Affiliates, any Defaulting Lender, any Affiliate of any Defaulting Lender, any Person that engages in any business that materially competes with any material business engaged in by Contran or any of its Affiliates, or any Person that shall have commenced or pursued, or threatened to commence or pursue, any takeover or acquisition of Contran or any of its Affiliates (or their Capital Stock) or commenced a tender offer pursuant to Section 14(d)(1) of the Exchange Act to acquire shares of the Capital Stock of Contran or any of its Affiliates that would result in such Person obtaining Control of Contran or any of its Affiliates.

“Environmental Laws” means any and all applicable federal, state, and local environmental, health, or safety statutes, laws, regulations, rules, and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation, and removal of emissions, discharges, releases, or threatened releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“ERISA” means The Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, collectively, as the same from time to time may be supplemented or amended and remain in effect.

“Event of Default” has the meaning specified in Section 12.1 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer, or any other recipient of any payment to be made by or on account of any obligation of Contran under this Agreement, (a) taxes imposed on or measured by such recipient’s overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, or any similar tax imposed by any other jurisdiction in which Contran is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Contran under Section 6.15 of this Agreement), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 6.3 of this Agreement, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Contran with respect to such withholding tax pursuant to Section 6.1 of this Agreement.

 “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Contran is resident for income tax purposes.  For purposes of this definition, the United States of America, each state thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantees” means, all guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), or other contingent or surety liabilities with respect to obligations of others, whether or not reflected on the balance sheet of Contran, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well, or otherwise), through the purchase of goods, supplies, or services, or by way of stock purchase, capital contribution, advance, or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

“Guaranty” has the meaning specified in Section 8.3 of this Agreement, and includes any amendments, extensions, modifications, renewals, restatements, and supplements thereof.

“Hazardous Material” means any substance (a) the presence of which requires notification, removal, or remediation under any Environmental Law; (b) that is or becomes defined as a “hazardous waste”, “hazardous material,” or “hazardous substance” under any present or future Environmental Law, or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) and any applicable local statutes and the regulations promulgated thereunder; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or otherwise hazardous and that is or becomes regulated pursuant to any Environmental Law; or (d) without limitation, that contains gasoline, diesel fuel, or other petroleum products, asbestos, or polychlorinated biphenyls.

“Impacted Lender” means any Lender as to which (a) the L/C Issuer has a good faith belief that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) an entity that controls the Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money or other extensions of credit, whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit and all obligations representing the deferred purchase price of property, (b) all obligations evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations secured by any Lien on property owned or acquired by Contran, whether or not the obligations secured thereby shall have been assumed, (d) that portion of all obligations arising under leases that is required to be capitalized on the balance sheet of Contran in accordance with GAAP, (e) all Guarantees of Contran, and (f) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by Contran.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 15.11 of this Agreement.

“Information” has the meaning specified in Section 15.26 of this Agreement.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application, and any other document, agreement, and instrument entered into by the L/C Issuer and Contran (or any Subsidiary or Affiliate of Contran), or in favor of the L/C Issuer and relating to such Letter of Credit, and includes any amendments, extensions, modifications, renewals, restatements, and supplements of such documents, agreements, and instruments.

“Laws” means, collectively, all international, foreign, federal, state, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation, or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Application” means an application and agreement for issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer or a third party who issued or agreed to issue a Letter of Credit on behalf of L/C Issuer (such third party, being a “Third Party Provider”).

“L/C Commitment” has the meaning specified in Section 3.2 of this Agreement.

“L/C Fee” has the meaning specified in Section 3.6 of this Agreement.

“L/C Issuer” means (a) PlainsCapital, and (b) any successor to PlainsCapital as L/C Issuer under this Agreement.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus, without duplication, the aggregate amount of all Reimbursement Obligation and all Unreimbursed Amounts.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.5 of this Agreement.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means (a) PlainsCapital, to the extent it continues to be the holder of all or any portion of the Loans, (b) any Person that becomes the holder of any Commitment pursuant to this Agreement, and (c) any Eligible Assignee that subsequently becomes the holder of all or any portion of the Commitments and the Loans and a party to this Agreement in accordance with the terms of this Agreement.

“Letters of Credit” means stand-by letters of credit issued by or caused to be issued by the L/C Issuer for the account of Contran and for the benefit of Contran, or a Subsidiary or Affiliate of Contran.

“Lien” means any mortgage, deed of trust, pledge, charge, hypothecation, assignment, deposit arrangement, security interest, attachment, garnishment, execution, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement, transfer intended as security (including, without limitation, any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, or other voluntary or involuntary lien or charge upon (or affecting the revenues of) any real property or personal property.

“Loan” has the meaning specified in Section 2.1 of this Agreement.

“Loan Documents” means this Agreement, the Notes, the Issuer Documents, the Pledge Agreement, the Guaranty, and any other documents executed by Contran or Valhi Holding in favor of the Administrative Agent or the Lenders prior to or contemporaneously with this Agreement (or after the Closing Date), and all amendments, extensions, modifications, renewals, restatements, and supplements thereof.

“Margin Stock Collateral” has the meaning specified in Section 5.25 of this Agreement.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, or financial condition of Contran taken as a whole, (b) a material impairment of the ability of Contran to pay or perform its obligations under the Loan Documents in accordance with the terms thereof, (c) a material impairment of all or any material portion of the Collateral, the Liens of the Administrative Agent in the Collateral, or the priority of such Liens, (d) a material impairment of the ability of Valhi Holding to pay or perform its obligations under the Guaranty or the Pledge Agreement in accordance with the terms thereof, or (e) a material impairment of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents.

“Maturity Date” has the meaning specified in Section 2.8 of this Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Contran makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NASDAQ” has the meaning specified in the definition of the term Current Market Value.

“Non-Extension Notice Date” has the meaning specified in Section 3.9 of this Agreement.

“Non-Reg U Amounts” has the meaning specified in Section 5.25 of this Agreement.

“Non-Reg U Credit” has the meaning specified in Section 5.23 of this Agreement.

“Notes” has the meaning specified in Section 2.4 of this Agreement, and includes any amendments, extensions, modifications, renewals, restatements, and supplements thereof.

“Notice of Borrowing” means a notice in form and content satisfactory to the Administrative Agent in its reasonable discretion signed by the Responsible Officer and given by Contran to the Administrative Agent to request a Loan

“NYSE” means the New York Stock Exchange, operated by NYSE Euronext, Inc., a for-profit corporation that operates multiple securities exchanges, including the New York Stock Exchange.

“Obligations” means all of Contran’s obligations to the Lenders, and the L/C Issuer, including, but not limited to, Contran’s obligations pursuant to the Notes, the Issuer Documents, and this Agreement and all of Valhi Holding’s obligations under the Guaranty and the Pledge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and, in each case, including interest and fees that accrue after the commencement by or against Contran of any proceeding under any Debtor Relief Laws naming Contran as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Credit Facility” means Indebtedness of Contran pursuant to that certain AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 30, 2009, between Contran, the lenders party thereto and U.S. BANK NATIONAL ASSOCIATION as agent, in an amount not to exceed $80,000,000.00 principal amount.

“Other Taxes” means all present or future stamp or documentary taxes, or any other excise or property taxes, charges, or similar levies arising from any payment made under this Agreement, or under any other Loan Document, or from the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Letter of Credit issued on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any payment by Contran of a Reimbursement Obligation or an Unreimbursed Amount.

“Participant” has the meaning specified in Section 13.3 of this Agreement.

“Patriot Act” has the meaning specified in Section 15.25 of this Agreement, and includes any amendments thereof.

“PBGC” means The Pension Benefit Guaranty Corporation, or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Contran, or to which Contran contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Holders” means (a) Harold C. Simmons, (b) members of Mr. Simmons’ family (including his spouse and/or descendents, whether natural or adopted), (c) any trust established for the benefit of Mr. Simmons and members of Mr. Simmons’ family and any trustees and beneficiaries thereof, (d) any Person that is Controlled by any one or more of the Persons specified in (a) through (c) above, and (e) any group made up of any two or more of the Persons specified in (a) through (d) above.

“Permitted Liens” has the meaning specified in Section 11.5 of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“PlainsCapital” means PlainsCapital Bank, a Texas state bank and any Successor or assign thereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Contran.

“Pledge Agreement” has the meaning specified in Section 8.1 of this Agreement, and includes any amendments, extensions, modifications, renewals, restatements, and supplements thereof.

“Prime Rate” means a variable rate of interest per annum equal to the prime rate as published from time to time in the “Bonds, Rates & Yields” table of The Wall Street Journal.  If such prime rate, as so quoted, is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates.  If the prime rate is no longer published in the “Bonds, Rates & Yields” table of The Wall Street Journal, then the Prime Rate shall be (a) the rate of interest per annum established from time to time by Administrative Agent and designated as its base or prime rate, which may not necessarily be the lowest rate charged by Administrative Agent and is set by Administrative Agent in its sole discretion, or (b) if Administrative Agent does not publish or announce a base or prime rate, or does so infrequently or sporadically, then the Prime Rate shall be determined by reference to another base rate, prime rate, or similar lending rate index, generally accepted on a national basis, as selected by Administrative Agent in its sole and absolute discretion. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prohibited Transaction” means any “prohibited transaction” as defined in ERISA and Section 4975 of the Code.

“Reg U Amount” has the meaning specified in Section 5.25 of this Agreement.

“Reg U Credit” has the meaning specified in Section 5.23 of this Agreement.

“Register” has the meaning specified in Section 13.2 of this Agreement.

“Regulations U and X” means Regulations U and X of the Federal Reserve Board, as the same are from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” has the meaning specified in Section 3.12 of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, two or more Lenders holding 51 percent, or more, of (a) the aggregate Commitments, or (b) if the Commitments have been terminated pursuant to Sections 5.10, 5.11, or 12.2 of this Agreement, the Total Outstanding Amount.  For purposes of this definition, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations is deemed to be “held” by such Lender.  The Commitment of, and the portion of the Total Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the Chief Financial Officer of Contran, the Treasurer of Contran, or any other officer of Contran who by written notice to the Administrative Agent is designated by such Chief Financial Officer or Treasurer to sign Notices of Borrowing, or to request Loans pursuant to the terms of this Agreement.

“Revolving Credit Facility” has the meaning specified in Section 2.1 of this Agreement.

“SEC” means the Securities and Exchange Commission, and any successor entity.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50 percent of the outstanding Capital Stock having by the terms thereof voting power under ordinary circumstances to elect a majority of a board of directors or Persons performing similar functions (or, if there are no such directors or Person, having general voting power) of such entity (irrespective of whether or not at the time Capital Stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person.

“Successor” means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets or stock of the predecessor.

“Tax” means any present or future tax, levy, impost, duty, deduction, withholding, assessment, fee, or other charge imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Termination Event” means (i) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043(b) of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (ii) the withdrawal of Contran from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“TIMET” means Titanium Metals Corporation, a Delaware corporation, and any Successor thereof.

“TIMET Shares” means the common stock, par value $.01 per share, of TIMET described in Schedule 8.1 to this Agreement.

“Total Facility Availability Date” means the day on which the Other Credit Facility has been terminated.

“Total Outstanding Amount” means the aggregate Outstanding Amount of (a) all Loans, and (b) all L/C Obligations.

“Unreimbursed Amount” has the meaning specified in Section 3.15 of this Agreement.

“Valhi Holding” means Valhi Holding Company, a Delaware corporation, and any Successor or permitted assign (if any) thereof.

1.2 Accounting Terms.  Except as otherwise provided in this Agreement, accounting terms that are not defined specifically in this Agreement shall be interpreted and construed in accordance with GAAP and all accounting procedures shall be performed in accordance with GAAP.

1.3 Rules of Construction.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.  The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, or other document in this Agreement shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth in this Agreement), (b) any reference in this Agreement to any Person shall be construed to include such Person’s Successors and assigns, (c) the words “herein,” “hereof,” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references in this Agreement to Sections, Exhibits, and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law or regulation in this Agreement shall, unless otherwise specified, refer to such Law or regulation as amended, modified, or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.

1.4 Recitals.  The Recitals to this Agreement hereby are incorporated into this Agreement and constitute a part of this Agreement.

SECTION II

THE REVOLVING CREDIT FACILITY

2.1 The Loans.  Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, and covenants of Contran and Valhi Holding in this Agreement and the other Loan Documents, the Lenders agree to make loans (each of which loans and advances is referred to in this Agreement as a “Loan” and all of which are referred to in this Agreement collectively as the “Loans”) to Contran at Contran’s request during the Availability Period.  The credit facility described in the preceding sentence is referred to in this Agreement as the “Revolving Credit Facility.”

2.2 Commitment Amount; Maximum Outstanding Amount.  The Commitments of the Lenders with respect to the Revolving Credit Facility are set forth in Schedule 2.2 to this Agreement.  The Aggregate Commitments initially total $25,000,000.  On the Total Facility Availability Date, the Aggregate Commitments shall be increased to $70,000,000.  The maximum amount of Loans that may be outstanding to Contran under the Revolving Credit Facility at any time (after giving effect to all requested Loans) is the lesser of (a) the Aggregate Commitments at the time in question minus the Outstanding Amount of L/C Obligations at the time in question, or (b) the Available Collateral Amount minus the Outstanding Amount of L/C Obligations at the time in question.  If the amount outstanding with respect to the Revolving Credit Facility at any time exceeds the lesser of the amounts specified in the preceding sentence (each such date being a “Call Date”), Contran shall, within five (5) Business Days of a Call Date, (a) pay the Administrative Agent (for distribution to the Lenders in accordance with their Applicable Percentages) an amount equal to such excess (such amount being the “Excess Amount”), or (b) cause Additional Security to be pledged to Administrative Agent having an Available Collateral Amount equal to or in excess of such Excess Amount (and Contran’s failure to make such payment  or to cause such Additional Security to be pledged shall constitute an Event of Default).

2.3 Use of Loan Proceeds.  The proceeds of the Credit Extensions will be used by Contran for general corporate purposes of Contran and its Subsidiaries and Affiliates (including loans from Contran to its Subsidiaries and Affiliates) and to purchase margin stock; provided, however, that no proceeds of any Credit Extension shall be used (a) to purchase or carry any margin stock in violation of Regulations U and X, (b) to fund all or any portion of any transaction prohibited by Section 11.6 of this Agreement, or (c) for any other purpose or use prohibited by any provision of this Agreement.

2.4 The Notes.  Contemporaneously with the execution of this Agreement, Contran shall execute and deliver to the Lenders promissory notes (the “Notes”) in the form of Exhibit A to this Agreement evidencing Contran’s obligation to repay Loans extended by the Lenders pursuant to the Revolving Credit Facility.  Each Note shall be in the amount of the respective Lender’s Commitment.  Loans extended by the Lenders pursuant to the Revolving Credit Facility shall be evidenced by the Notes and shall be repaid by Contran in accordance with the Notes and the other Loan Documents.

2.5 Interest Rates in Respect of the Revolving Credit Facility.  Loans shall bear interest at the Base Interest Rate, in accordance with this Agreement.

2.6 Revolving Nature of the Revolving Credit Facility.  Subject to the terms and conditions of this Agreement, Contran may pay, repay, and re-borrow amounts under the Revolving Credit Facility.

2.7 Reserved.

2.8 Maturity Date of the Revolving Credit Facility.  On the earlier of (a) OCTOBER 1, 2010, or (b) acceleration of the Obligations following an Event of Default, if any, under this Agreement, the Commitments shall terminate.  The earlier of the dates specified in the preceding sentence of this Agreement is referred to in this Agreement as the “Maturity Date.” On the Maturity Date, Contran shall be obligated to pay in full the entire balance of principal, interest, fees, and (except as specified in the following sentence) all other Obligations owed pursuant to the Notes, this Agreement, and the other Loan Documents.  Notwithstanding the foregoing, amounts owed in respect of any Letter of Credit with an expiration date after the Maturity Date that are secured by cash collateral in accordance with the provisions of Section 3.11 or Section 3.12 of this Agreement shall be paid in accordance with the Issuer Documents and this Agreement.

2.9 No Borrowing Under the Revolving Credit Facility During Pendency of an Event of Default.  Contran shall not be entitled to borrow under the Revolving Credit Facility at any time that a Default or an Event of Default exists.

SECTION III

LETTER OF CREDIT SUBFACILITY

3.1 The Letter of Credit Commitment.  Upon the terms and subject to the conditions of this Agreement and the Issuer Documents executed by Contran in favor of the L/C Issuer, and in reliance upon the representations, warranties, and covenants of Contran in this Agreement, the L/C Issuer agrees to issue or cause to be issued Letters of Credit for the account of Contran (for its own benefit or for the benefit of any of its Subsidiaries or Affiliates) in such form as may be requested from time to time by Contran and agreed to by the L/C Issuer.  Contran shall request Letters of Credit solely to support contingent obligations of Contran (other than obligations in respect of borrowed money) and, in the case of Letters of Credit issued for the joint and several account of Contran and a Subsidiary or Affiliate of Contran, to support contingent obligations of such Subsidiary or Affiliate (other than obligations in respect of borrowed money).  Contran agrees that it shall execute the Issuer Documents and any other documents that the L/C Issuer reasonably requires Contran to execute in relation to the Letters of Credit.

3.2 Limit on Letters of Credit.  The maximum Outstanding Amount of L/C Obligations (after giving effect to all requested Letters of Credit) shall not at any time exceed $20,000,000 (the “L/C Commitment”).  Furthermore, the Total Outstanding Amount (after giving effect to all requested and outstanding Loans and to all requested and outstanding L/C Obligations) shall not at any time exceed the lesser of (a) the Aggregate Commitments at the time in question, or (b) the Available Collateral Amount at the time in question.  Within the foregoing limits, and subject to the terms and conditions of this Agreement, Contran’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, Contran may obtain Letters of Credit to replace Letters of Credit that have expired, or that have been drawn upon and reimbursed.

3.3 Requests for Letters of Credit.  At least three (3) Business Days prior to the proposed issuance date of any Letter of Credit, Contran shall deliver to the Administrative Agent and the L/C Issuer a written request for the Letter of Credit in question setting forth the maximum drawing amount of such Letter of Credit, the proposed language of the requested Letter of Credit, and such other information as the L/C Issuer shall require.  Each request for the issuance, increase, or extension of a Letter of Credit under this Agreement shall constitute a representation and warranty by Contran that the conditions set forth in Sections 7.1 and 7.2 of this Agreement have been satisfied as of the date of such request.  The Administrative Agent shall notify the Lenders of the issuance of each Letter of Credit and shall furnish to any Lender such information with respect thereto as such Lender reasonably shall request.

3.4 Reduction in Availability.  Upon issuance of a Letter of Credit under the Letter of Credit subfacility provided pursuant to Section III of this Agreement, the amount of availability under the Revolving Credit Facility shall be reduced in an equivalent amount, but no interest shall be payable by Contran on such amount until a drawing is made on such Letter of Credit.

3.5 Letter of Credit Amounts.  Unless otherwise specified in this Agreement, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms, or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time in question.

3.6 Letter of Credit Fees.  Contran shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a fee (the “L/C Fee”) with respect to each Letter of Credit issued by the L/C Issuer equal to 175 Basis Points per annum times the amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 3.5 of this Agreement.  L/C Fees shall be computed on a quarterly basis in arrears.  L/C Fees shall be due and payable on the first Business Day of each calendar quarter, on the expiration date of the Letter of Credit in question, and, thereafter, on demand.  Notwithstanding anything to the contrary contained in this Agreement, upon the request of the Required Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

3.7 Fees and Documentary and Processing Charges Payable to the L/C Issuer.  Contran shall pay directly to the L/C Issuer for its own account an issuance fee equal to 175 Basis Points of the face amount of the Letter of Credit, the customary presentation, amendment, and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable by Contran to the L/C Issuer on demand and are nonrefundable.

3.8 Conflict with Issuer Documents.  In the event of any conflict between the terms of this Agreement and the terms of the Issuer Documents, or any other documents executed by Contran in favor of the L/C Issuer, the terms of this Agreement shall control.

3.9 Prohibition on Issuance.  Except as provided in the third sentence of this Section 3.9 of this Agreement relating to Auto-Extension Letters of Credit, the L/C Issuer shall not issue any Letter of Credit if the expiry date of any requested Letter of Credit would occur more than twelve months after the date of issuance or last extension thereof, unless the Required Lenders have approved such expiry date.  Furthermore, the L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms of this Agreement.  If Contran so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time; provided, however, that the L/C Issuer shall not permit any such extension if the L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is thirty (30) days before the Non-Extension Notice Date (a) from the Administrative Agent that the Required Lenders have elected not to permit such extension, or (b) from the Administrative Agent, any Lender, or Contran that one or more of the applicable conditions specified in Section 7.2 of this Agreement is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

3.10 Limitations on Issuance.  The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(a) any order, judgment, or decree of any Governmental Authority or arbitrator by its terms shall purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally, or such Letter of Credit in particular, or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve, or capital requirement (for which the L/C Issuer is not otherwise compensated under this Agreement) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost, or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(b) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(c) such Letter of Credit is to be denominated in a currency other than Dollars;

(d) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(e) a default of any Lender’s obligations to fund its participation under Section 3.17 of this Agreement exists, or any Lender is at such time a Defaulting Lender or an Impacted Lender under this Agreement, unless the L/C Issuer has entered into satisfactory arrangements with Contran, or such Lender, to eliminate the L/C Issuer’s risk with respect to such Lender.

Furthermore, the L/C Issuer shall be under no obligation to amend any Letter of Credit if (y) the L/C Issuer would have no obligation at the time in question to issue such Letter of Credit in its amended form under the terms of this Agreement, or (z) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

3.11 Cash Collateral After the Maturity Date.  If any Letters of Credit are to remain outstanding on or after the Maturity Date, Contran shall provide cash collateral to the Administrative Agent on or before the Maturity Date (and, if required by the Administrative Agent or the L/C Issuer, shall execute a document granting a security interest in such cash collateral in favor of the Administrative Agent (on behalf of the L/C Issuer), or the L/C Issuer) having an aggregate fair market value equal to 105 percent of the aggregate undrawn face amount of such outstanding Letters of Credit (as determined in accordance with Section 3.5 of this Agreement) and such cash collateral shall secure Contran’s continuing obligations in respect of such outstanding Letters of Credit.  If the Administrative Agent receives such cash collateral on or before the date required, and all other obligations of Contran pursuant to the Notes and this Agreement (other than contingent indemnity obligations of Contran) have been paid in full, the Administrative Agent promptly shall release the Collateral (other than the cash collateral received by the Administrative Agent from Contran in accordance with the first sentence of this Section 3.11 of this Agreement); provided, however, that the Collateral shall not be released if, on or before the earlier of the Maturity Date, or the date of the proposed release of the Collateral, any Default or Event of Default specified in Section 12.1(m) of this Agreement shall have occurred and be continuing.  In the event that, for whatever reason, Contran fails to provide cash collateral as required pursuant to this Section 3.11 of this Agreement, the Administrative Agent may, at its discretion and in addition to any other rights it may have under the Loan Documents and applicable law in respect of any unpaid Obligations then due and payable, sell, transfer, dispose of, or otherwise liquidate all or any portion of the Collateral and hold the proceeds thereof as cash collateral to secure Contran’s contingent obligations in respect of the outstanding Letters of Credit.

3.12 Reimbursement Obligation of Contran.  In order to induce the L/C Issuer to issue, extend, and renew each Letter of Credit, Contran hereby agrees to reimburse or pay to the L/C Issuer, for the account of the L/C Issuer, with respect to each Letter of Credit issued, extended, or renewed by the L/C Issuer under this Agreement as follows:

(a) on each date that any draft presented under any Letter of Credit is honored by the L/C Issuer (or the L/C Issuer otherwise makes payment with respect thereto; including payments to a Third Party Provider in connection therewith), (i) the amount paid by the L/C Issuer under or with respect to such Letter of Credit, and (ii) the amount of any Taxes, fees, charges, or other costs and expenses whatsoever incurred by the L/C Issuer in connection with any payment made by the L/C Issuer under, or with respect to, such Letter of Credit; and

(b) if the Maturity Date occurs prior to its scheduled date as a result of an acceleration of the Obligations following a Default or an Event of Default, an amount equal to 105 percent of the aggregate face amount of all Letters of Credit then outstanding (as determined in accordance with Section 3.5 of this Agreement), which amount (together with all interest and other earnings thereon) shall be held by the L/C Issuer as cash collateral for all obligations of Contran pursuant to the Issuer Documents and this Section III of this Agreement.

Each payment made by Contran to the L/C Issuer shall be made to the L/C Issuer at its head office in immediately available funds.  Interest on any and all amounts remaining unpaid by Contran under this Section 3.12 of this Agreement at any time from the date such amounts become due and payable (whether as stated in this Section 3.12 of this Agreement, by acceleration, or otherwise) until payment in full shall be payable to the L/C Issuer, for the account of the L/C Issuer (or, as the case may be, for the account of the Lenders following a participation under Section 3.16 of this Agreement), on demand at the Default Rate.  Contran’s obligation to repay amounts owed in respect of Letters of Credit is referred to in this Agreement as the “Reimbursement Obligation.”

3.13 Letter of Credit Obligations Absolute.  The obligation of Contran to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each Reimbursement Obligation shall be absolute, unconditional, and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Issuer Documents under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, any Issuer Document, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense, or other right that Contran or any Affiliate has or may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, or by such Letter of Credit (or any agreement or instrument relating thereto), or any unrelated transaction;

(c) any draft, demand, certificate, or other document presented under such Letter of Credit proves to be forged, fraudulent, invalid, or insufficient in any respect, or any statement therein is untrue or inaccurate in any respect;

(d) any loss or delay in the transmission (or otherwise) of any document required in order to make a drawing under such Letter of Credit;

(e) any payment by the L/C Issuer under or in connection with such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit;

(f) any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, except to the extent such payment constitutes gross negligence or willful misconduct by the L/C Issuer; or

(g) any other circumstance or occurrence whatsoever, whether or not similar to any of the foregoing, including any other circumstance that otherwise might constitute a defense available to, or a discharge of, Contran or any Affiliate of Contran.

Contran promptly shall examine a copy of each Letter of Credit and each amendment thereto that is delivered to Contran and, in the event of any claim of noncompliance with Contran’s instructions or other irregularity, Contran promptly shall notify the L/C Issuer.  Contran conclusively shall be deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as specified in the preceding sentence.  Nothing contained in this Section 3.13 of this Agreement shall be deemed to constitute a waiver of any remedies of Contran against the beneficiary of any Letter of Credit.

3.14 Expiration of the Letter of Credit Commitment.  The L/C Issuer’s commitment to issue Letters of Credit pursuant to the terms of this Agreement shall expire on the Maturity Date.

3.15 Letter of Credit Payments.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Contran and the Administrative Agent of such notice of drawing.  Not later than 10:00 a.m. (Dallas, Texas time) on the date of any payment by the L/C Issuer under a Letter of Credit, Contran shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and thereby satisfy its Reimbursement Obligation with respect to such drawing.  If any Reimbursement Obligation shall remain outstanding at 10:00 a.m. (Dallas, Texas time) on the Business Day such Reimbursement Obligation is payable by Contran and by such time on such Business Day the Administrative Agent has not received either (a) a Notice of Borrowing delivered pursuant to Section 5.13 of this Agreement requesting that a Loan be made pursuant to Section 2.1 of this Agreement on such date in an amount at least equal to the aggregate principal amount of such unpaid Reimbursement Obligation, or (b) any other notice indicating that Contran intends to timely repay such unpaid Reimbursement Obligation with funds obtained from other sources, then the Administrative Agent shall be deemed to have received a Notice of Borrowing from Contran pursuant to Section 5.13 of this Agreement requesting that a Loan be made pursuant to Section 2.1 of this Agreement (with interest to accrue thereon at the Base Interest Rate) on the date such unpaid Reimbursement Obligation is due under this Agreement in an amount equal to such unpaid Reimbursement Obligation (which unpaid amount is referred to in this Agreement as the “Unreimbursed Amount”), and the procedures set forth in Section 5.16 of this Agreement shall be followed in making such a Loan.  A Loan of the type described in the preceding sentence shall be made notwithstanding Contran’s failure to satisfy all of the conditions set forth in Section 7.2 of this Agreement.

3.16 Participations in Unpaid Reimbursement Obligation.  If it is legally impossible or impracticable (as determined by the Administrative Agent in its reasonable discretion) for Contran to obtain a Loan under the circumstances described in Section 3.15 of this Agreement (whether due to a termination or expiration of the Revolving Credit Facility, the bankruptcy of Contran, or otherwise) the Administrative Agent promptly shall notify the L/C Issuer and each Lender of such impossibility or impracticability.  Upon such notice (but without any further action), the L/C Issuer hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the L/C Issuer, a participation in each Unreimbursed Amount equal to such Lender’s Applicable Percentage of the Unreimbursed Amount in question.

3.17 Payments by the Lenders Pursuant to Participations in Letters of Credit.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided in Section 3.16 of this Agreement, immediately to pay the Administrative Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of each Unreimbursed Amount.  Each Lender acknowledges and agrees that its obligation to acquire participations in Unreimbursed Amounts pursuant to Section 3.16 of this Agreement is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each payment made to purchase such a participation shall be made without any offset, abatement, withholding, or reduction whatsoever, provided that the conditions set forth in Section 7.2 of this Agreement were satisfied at the time of issuance of the Letter of Credit to which such Unreimbursed Amount relates.  Each Lender shall comply with its obligation under this Section 3.17 of this Agreement by wire transfer of immediately available funds to the Administrative Agent in the same manner as provided in Section 5.16 of this Agreement and the Administrative Agent promptly shall pay to the L/C Issuer amounts received by the Administrative Agent from the Lenders.

3.18 Procedure Following Purchase of Participations in an Unreimbursed Amount.  The Administrative Agent shall notify Contran of any participations in any Unreimbursed Amount acquired by the Lenders pursuant to Section 3.16 of this Agreement.  Thereafter, payments by Contran in respect of such Unreimbursed Amount shall be made to the Administrative Agent and not to the L/C Issuer.  Any amounts received by the L/C Issuer in respect of an Unreimbursed Amount after receipt by the L/C Issuer of the proceeds of a sale of participations in such Unreimbursed Amount shall be remitted promptly to the Administrative Agent.  Any amounts received by the Administrative Agent in accordance with the preceding sentence shall be remitted promptly by the Administrative Agent to the Lenders that have made their payments pursuant to Section 3.17 of this Agreement and to the L/C Issuer, on a pro rata basis, as their interests (if any) may appear.

3.19 Effect of Failure of a Lender to Pay its Participation in an Unreimbursed Amount.  If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the provisions of Sections 3.15 through 3.17 of this Agreement by the time specified in Sections 3.15 and 3.17 of this Agreement, as applicable, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Base Interest Rate.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 3.19 of this Agreement shall be conclusive in the absence of manifest error.

3.20 Consequence of Contran’s Failure to Repay Reimbursement Obligation.  If Contran fails to timely repay a Reimbursement Obligation, and that obligation cannot be repaid in accordance with the terms of Section 3.15 of this Agreement and becomes the subject of participations purchased by the Lenders in accordance with Sections 3.16 and 3.17 of this Agreement, an Event of Default shall occur, unless Contran repays the Unreimbursed Amount in question within three (3) Business Days of the date on which the Lenders obtain the participations in such Unreimbursed Amount.  Contran’s failure to timely repay a Reimbursement Obligation that results in an Unreimbursed Amount that is repaid with a Loan in accordance with Section 3.15 of this Agreement shall not constitute an Event of Default.  However, Contran acknowledges and agrees that following Contran’s failure to timely repay a Reimbursement Obligation in the manner required by the terms of Sections 3.12 and 3.15 of this Agreement, the L/C Issuer without prior notice to Contran may refuse in its sole and absolute discretion to issue additional Letters of Credit for the account of Contran.

3.21 Letters of Credit Issued for Subsidiaries or Affiliates.  Notwithstanding that a Letter of Credit issued or outstanding under this Agreement is in support of any obligations of, or is for the account of, a Subsidiary or an Affiliate of Contran, Contran shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Contran hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries or Affiliates of Contran inures to the benefit of Contran, and that Contran’s business derives substantial benefits from the businesses of its Subsidiaries and Affiliates.

3.22 No Issuance of Letters of Credit During Pendency of an Event of Default.  Contran shall not be entitled to obtain Letters of Credit at any time that a Default or an Event of Default exists.

3.23 Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and Contran when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

SECTION IV

SECTION RESERVED FOR FUTURE USE

SECTION V

TERMS APPLICABLE TO ALL LOANS

5.1 Payments of Interest.  Each Loan shall bear interest on the outstanding principal amount thereof at the Base Interest Rate, which rate shall change contemporaneously with any change in the Prime Rate.  Contran shall pay the Administrative Agent interest accrued on Loans quarterly in arrears on the first Business Day of each calendar quarter, commencing October 1, 2009.

5.2 Computation of Interest and Fees.  All computations of interest shall be made on the basis of a year of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan for the day on which the Loan is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.  If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time.  If any payment required by this Agreement becomes due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment.

5.3 Reserved.

5.4 Default Rate of Interest.  Following the occurrence of an Event of Default and during the continuance thereof, interest shall accrue (and shall be payable by Contran) on the principal balance outstanding under the Loans at the Default Rate (a) automatically if the Event of Default occurred under Section 12.1(m) of this Agreement, or (b) upon the occurrence of another Event of Default, at the request of the Required Lenders in accordance with Section 12.2 of this Agreement.

5.5 Fees.  Contran shall pay to the Administrative Agent (either for the Administrative Agent’s own account, or for distribution to the Lenders, in accordance with the agreements of the parties) the L/C Fee, as specified in Section 3.6 of this Agreement, and the fronting fees and other fees and charges owed pursuant to Section 3.7 of this Agreement.

5.6 Reserved.

5.7 Reserved.

5.8 Voluntary Prepayments.  Contran may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 11:00 a.m. Dallas, Texas time on the date of prepayment of Loans; and (b)  any prepayment of Loans shall be in a principal amount of $500,000 or an integral multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent promptly shall notify each Lender of the Administrative Agent’s receipt of each such notice and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by Contran, Contran shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

5.9 Mandatory Prepayments.  If at any time the Administrative Agent shall notify Contran that a Collateral Deficiency exists, then within five (5) Business Days of Contran’s receipt of such notice, Contran at its option shall do one of the following:

(a) prepay Loans to the extent necessary to eliminate the Collateral Deficiency, together with accrued interest on the principal amount prepaid to the date of such prepayment, and, if necessary upon the event that all Loans have been prepaid, cash collateralize the L/C Obligations, so that, immediately following such prepayment or cash collateralization, no Collateral Deficiency exists; or

(b) provide the Administrative Agent with a perfected first priority security interest in Additional Security so that no Collateral Deficiency exists (it being expressly agreed that prior to the pledge of any Additional Security other than TIMET Shares, Contran first shall cause Valhi Holding to pledge to the Administrative Agent all TIMET Shares owned by Valhi Holding that are not otherwise subject to a Lien and, thereafter, Contran shall pledge to the Administrative Agent all TIMET Shares owned by Contran that are not otherwise subject to a Lien).  Any pledge of TIMET Shares or other Additional Security by Contran in accordance with the preceding sentence shall be effected pursuant to a Pledge and Security Agreement in a form substantially identical to the Pledge Agreement and acceptable to the Administrative Agent in its sole and absolute discretion.

Nothing in this Section 5.9 of this Agreement or in any other provision of this Agreement shall obligate the Administrative Agent to monitor, or to otherwise calculate or determine, whether a Collateral Deficiency exists under this Agreement and, in that regard, Contran hereby acknowledges and agrees that it is Contran’s responsibility to monitor the Available Collateral Amount and to report promptly to the Administrative Agent the existence of any Collateral Deficiency.

5.10 Mandatory Termination of Commitments.  The Commitments and the L/C Commitment, shall terminate (a) on the Maturity Date, and (b) as specified in Section 12.2 of this Agreement.  Upon termination of the Commitments and the L/C Commitment, the Lenders (or the L/C Issuer, as applicable) shall have no further obligation to extend credit under this Agreement and any unutilized portion of any credit commitment no longer shall be available to Contran.

5.11 Voluntary Termination or Reduction of Commitments.  Upon notice to the Administrative Agent, Contran may terminate the Commitments, or from time to time permanently reduce the Commitments, subject to the following conditions:

(a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. Dallas, Texas time five (5) Business Days prior to the date of termination or reduction of the Commitments;

(b) any partial reduction of the Commitments shall be in an aggregate amount of $5,000,000, or an integral multiple of $1,000,000 in excess thereof;

(c) Contran shall not terminate the Commitments if, after giving effect to such termination and to any concurrent prepayments of the Obligations under this Agreement, the Total Outstanding Amount would exceed the Aggregate Commitments;

(d) Contran shall not reduce the Commitments to an amount that, after giving effect to such reduction and to any concurrent prepayments of the Obligations under this Agreement, would be less than the Total Outstanding Amount; and

(e) if, after giving effect to any reduction of the Commitments, the L/C Commitment exceeds the amount of the Aggregate Commitments, the L/C Commitment automatically shall be reduced by the amount of such excess.

The Administrative Agent promptly shall notify the Lenders of any notice of termination or reduction of the Aggregate Commitments provided by Contran pursuant to this Section 5.11 of this Agreement.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.

5.12 The Lenders’ Note Records.  Contran irrevocably authorizes each of the Lenders to make or cause to be made, at or about the time of any Loan, or at the time of receipt of any payment on the Notes, an appropriate notation in its records reflecting (as the case may be) the making of such Loan or the receipt of such payment.  The outstanding amount of the Loans set forth in the records of the Lenders shall be prima facie evidence of the amount thereof owing and unpaid to the Lenders.  Notwithstanding the foregoing, the failure of any Lender to record (or any error in so recording) the amount of any Loan or payment in the Lender’s records shall not limit or otherwise affect the obligations of Contran under this Agreement, or under any Note, to make payments of principal of or interest on any Note when due.

5.13 Notice of Borrowing.  Whenever Contran desires to obtain a Loan under this Agreement, Contran shall give the Administrative Agent a written Notice of Borrowing (or a telephonic notice promptly confirmed by a written Notice of Borrowing), which notice shall be irrevocable and which must be received no later than 11:00 a.m. Dallas, Texas time on the Business Day on which the requested Loan is to be made.  Such Notice of Borrowing shall specify the effective date and amount of each Loan.  If the Administrative Agent receives a Notice of Borrowing after the time specified in the first sentence of this Section 5.13 of this Agreement, such Notice of Borrowing shall not be effective.  If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall control in the absence of manifest error.

5.14 Reserved.

5.15 Funding of Loans.  Loans shall be made by the Lenders in accordance with their respective Applicable Percentages.  The obligations of the Lenders under this Agreement to make Loans and to fund participations in Letters of Credit, and to make payments pursuant to Section 15.12 of this Agreement are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation, or to make any payment under Section 15.12 of this Agreement on any date required under this Agreement shall not relieve any other Lender of its corresponding obligation to do so on such date, provided, however, that no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation, or to make its payment under Section 15.12 of this Agreement.

5.16 Funding Notifications.  The Administrative Agent shall notify the Lenders of (a) any requested Loan, (b) the Advance Date of the requested Loan, and (c) the amount of each Lender’s Applicable Percentage of such Loan.  If such notice is given by the close of the Administrative Agent’s business on the Business Day on which the Administrative Agent receives an effective Notice of Borrowing as provided in Section 5.13 of this Agreement, each Lender not later than noon Dallas, Texas time on the proposed Advance Date of such Loan shall make available to the Administrative Agent, at its Dallas, Texas office, in immediately available funds, such Lender’s Applicable Percentage of the amount of the requested Loan.  Upon receipt by the Administrative Agent of such amount, the Administrative Agent shall make available to Contran the aggregate amount of such Loan by crediting the proceeds of the Loan to the operating checking account maintained by Contran with the Administrative Agent.

5.17 Method of Payments.  All payments of principal of and interest by Contran in respect of Loans and any other amounts due by Contran to the Lenders under this Agreement shall be made by Contran to the Administrative Agent (for the benefit of the Lenders in accordance with their Applicable Percentages) at the Administrative Agent’s Dallas, Texas office (or at such other location that the Administrative Agent may from time to time designate), in each case in immediately available funds denominated in Dollars.  All payments by Contran under this Agreement and under any of the other Loan Documents shall be made without set-off or counterclaim and free and clear of and without deduction for any Taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions, or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein, unless Contran is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon Contran with respect to any amount payable by it under this Agreement or under any of the other Loan Documents, Contran shall pay to each Lender such additional amount in Dollars as shall be necessary to enable such Lender to receive the same net amount that such Lender would have received on such due date had no such obligation been imposed upon Contran.  Contran promptly shall deliver to the Administrative Agent certificates or other valid vouchers or evidence of payment satisfactory to the Administrative Agent in its reasonable discretion for all Taxes or other charges deducted from or paid with respect to payments made by Contran under this Agreement or under such other Loan Document.  Contran hereby authorizes the Administrative Agent to debit Contran’s depository accounts as identified to Administrative Agent from time to time to make the payments owed by Contran pursuant to this Agreement.  The Administrative Agent shall not be obligated to debit such accounts to collect the payments owed by Contran pursuant to this Agreement and the Administrative Agent’s failure to do so shall not relieve Contran of its obligation to make the payments in question.  Any payment received by the Administrative Agent after noon, Dallas, Texas time shall be deemed to have been made on the next following Business Day and interest shall accrue to that day.  The Administrative Agent shall make reasonable efforts to wire transfer each Lender’s Applicable Percentage of all payments and recoveries on the same Business Day if received by the Administrative Agent by noon, Dallas, Texas time, or on the next Business Day if received after noon, Dallas, Texas time (or on a day other than a Business Day).

5.18 Funding by the Lenders; Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed Advance Date that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such Advance Date in accordance with Section 5.16 of this Agreement and may, in reliance upon such assumption, make available to Contran a corresponding amount.  In such event, if a Lender has not in fact made its Applicable Percentage of the Loan available to the Administrative Agent, then such Lender and Contran severally agree to pay to the Administrative Agent immediately on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Contran to but excluding the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the Base Interest Rate, and (b) in the case of a payment to be made by Contran, the interest rate applicable to Loans.  If Contran and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent promptly shall remit to Contran the amount of such interest paid by Contran for such period.  If such Lender pays its Applicable Percentage of the Loan in question to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by Contran shall be without prejudice to any claim that Contran may have against a Lender that shall have failed to make such payment to the Administrative Agent.

5.19 Payments by Contran; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from Contran prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer under this Agreement that Contran will not make such payment, the Administrative Agent may assume that Contran has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if Contran has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to such Lender or the L/C Issuer to but excluding the date of payment to the Administrative Agent, at the Base Interest Rate.  A notice from the Administrative Agent to any Lender or Contran with respect to any amount owing under Section 5.18 or this Section 5.19 of this Agreement shall be conclusive in the absence of manifest error.

5.20 Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section V of this Agreement, and such funds are not made available to Contran by the Administrative Agent because the conditions to the applicable credit extension set forth in Section VII are not satisfied or waived in accordance with the terms of this Agreement, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

5.21 Funding Source.  Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

5.22 Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations (or Unreimbursed Amounts, as applicable), interest, and fees then due under this Agreement, such funds so received and available shall be applied (a) first, toward payment of interest and fees then due under this Agreement, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (b) second, toward payment of principal of Loans and Reimbursement Obligations (or Unreimbursed Amounts, as applicable) then due under this Agreement, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and Reimbursement Obligations (or Unreimbursed Amounts, as applicable) then due to such parties.

5.23 Compliance with Margin Regulations.  For purposes of complying with Regulation U and X, at any time there are Loans outstanding under this Agreement that are considered “purpose credit” within the meaning of Regulation U or X, each Lender’s Loans and its Applicable Percentage of the L/C Obligations shall be treated as two separate extensions of credit (the “Reg U Credit” and the “Non-Reg U Credit” of such Lender, and collectively the “Reg U Credits”, and the “Non-Reg U Credits” of the Lenders), as follows:

(a) The aggregate amount of the Reg U Credit of such Lender shall be an amount equal to the principal portion of such Lender’s outstanding Loans utilized by Contran for the purpose of buying or carrying margin stock; and

(b) The aggregate amount of the Non-Reg U Credit of such Lender shall be an amount equal to the sum of (i) such Lender’s aggregate outstanding Loans minus such Lender’s Reg U Credit, plus (ii) such Lender’s Applicable Percentage of the L/C Obligations.

5.24  Regulation U Records.  Each lender shall maintain its records to identify the Reg U Credit and the Non-Reg U Credit of such Lender, and, solely for the purposes of complying with Regulation U, the Reg U Credit and Non-Reg U Credits shall be treated as separate extensions of credit.

5.25 Benefits of Collateral.  The benefits of the security interest in any of the Collateral that is margin stock (the “Margin Stock Collateral”) created by the Pledge Agreement shall be allocated first to the benefit and security of the payment of the principal and interest on the Reg U Credits of the Lenders and of all other amounts payable by Contran under this Agreement in connection with the Reg U Credits (collectively, the “Reg U Amounts”) and second, only after the payment in full of the Reg U Amounts, to the benefit and security of the payment of the principal and interest on the Non-Reg U Credits of the Lenders and of all other amounts payable by Contran under this Agreement in connection with the Non-Reg U Credits (collectively, the “Non-Reg U Amounts”).  The benefits of the security in Collateral other than Margin Stock Collateral shall be allocated first to the benefit and security of the payment of the Non-Reg U Amounts and second, only after the payment in full of the Non-Reg U Amounts, to the benefit and security of the payment of the Reg U Amounts.

5.26 Lenders’ Responsibilities.  Each Lender shall be responsible for its own compliance with and administration of the provisions of Section 5.23 of this Agreement and Regulation U, and the Administrative Agent shall have no responsibility for any determinations or allocations made or to be made by any Lender as required by such provisions.  The Administrative Agent shall transmit to Contran on behalf of any Lender any requests made by such Lender pursuant to Section 5.23 of this Agreement and shall transmit from Contran to such Lender any information provided by Contran in respect to inquiries made under Section 5.23 of this Agreement, or otherwise required to be delivered by Contran to the Lenders pursuant to Section 5.23 of this Agreement.

SECTION VI

TAXES, YIELD PROTECTION, AND ILLEGALITY

6.1 Payments Free of Taxes.  Any and all payments by or on account of any obligation of Contran under this Agreement or under any other Loan Document shall be made free and clear of, and without reduction or withholding for, any Indemnified Taxes or Other Taxes, provided, however, that if Contran shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.1 of this Agreement), the Administrative Agent, the Lender, or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (b) Contran shall make such deductions, and (c) Contran timely shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.  Without limiting the provisions of the preceding sentence, Contran shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Contran to a Governmental Authority, Contran shall deliver to the Administrative Agent the original (or a certified copy) of the receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment satisfactory to the Administrative Agent in its reasonable discretion.

6.2 Indemnity by Contran With Respect to Certain Taxes.  Contran shall indemnify the Administrative Agent, each Lender, and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under Section 6.1 of this Agreement) paid by the Administrative Agent, such Lender, or the L/C Issuer, as the case may be, and any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Contran by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

6.3 Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which Contran is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, or under any other Loan Document, shall deliver to Contran (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, or reasonably requested by Contran or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding, or at a reduced rate of withholding.  In addition, any Lender, if requested by Contran or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law, or reasonably requested by Contran or the Administrative Agent, as will enable Contran or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that Contran is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Contran and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Contran or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(a) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(b) duly completed copies of Internal Revenue Service Form W-8ECI;

(c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section  881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(a) of the Code, (B) a “10 percent shareholder” of Contran within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) duly completed copies of Internal Revenue Service Form W-8BEN, or

(d) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Contran to determine the withholding or deduction required to be made.

6.4 Treatment of Certain Refunds.  If the Administrative Agent, a Lender, or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Contran, or with respect to which Contran has paid additional amounts pursuant to Section 6.1 of this Agreement, it shall pay to Contran an amount equal to such refund (but only to the extent of additional amounts paid, or indemnity payments made, by Contran under Sections 6.1 or 6.2 of this Agreement with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent, such Lender, or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, however, that Contran, upon the request of the Administrative Agent, such Lender, or the L/C Issuer, agrees to repay the amount paid over to Contran (plus any penalties, interest, or the other changes imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender, or the L/C Issuer in the event the Administrative Agent, such Lender, or the L/C Issuer is required to repay such refund to such Governmental Authority.  This Section 6.4 of this Agreement shall not be construed to require the Administrative Agent, any Lender, or the L/C Issuer to make available its tax returns (or any other information relating to its tax status or situation that it deems confidential) to Contran or any other Person.

6.5 Reserved.

6.6 Reserved.

6.7 Increased Costs Generally.  If any Change in Law shall:

(a) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(b) subject any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 6.1 of this Agreement and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(c) impose on any Lender or the L/C Issuer any other condition, cost, or expense affecting this Agreement or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing, or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer under this Agreement (whether of principal, interest, or any other amount) then, upon request of such Lender or the L/C Issuer, Contran will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

6.8 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer, or any lending office of such Lender, or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital, or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer, or such Lender’s or the L/C Issuer’s holding company, could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Contran shall pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, or such Lender’s or the L/C Issuer’s holding company, for any such reduction suffered.

6.9 Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer, or its holding company, as the case may be, as specified in Sections 6.7 or 6.8 of this Agreement and delivered to Contran shall be conclusive absent manifest error.  Contran shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

6.10 Delay in Requests.  Any failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to Sections  6.7 or 6.8 of this Agreement shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided, however, that Contran shall not be required to compensate a Lender or the L/C Issuer pursuant to Sections 6.7 or 6.7 of this Agreement for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Contran of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

6.11 Reserved.

6.12 Reserved.

6.13 Reserved.

6.14 Mitigation Obligations.  If any Lender requests compensation under Section 6.7 of this Agreement, or requires Contran to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.1 of this Agreement, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans under this Agreement, or to assign its rights and obligations under this Agreement to another of its offices, branches, or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Sections 6.1 or 6.7 of this Agreement, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Contran hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

6.15 Replacement of Lenders.  If (a) any Lender requests compensation under Section 6.7 of this Agreement, (b) Contran is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.1 of this Agreement, (c) any Lender is a Defaulting Lender, (d) any Lender is an Impacted Lender and, as a result thereof, the L/C Issuer has declined to issue a Letter of Credit, or (e) any Lender does not agree to any consent, waiver, or amendment requiring approval of all Lenders and the Required Lenders have agreed to such consent, waiver, or amendment, then Contran may, at Contran’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1 of this Agreement), all of its interests, rights, and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations, provided that:

(w)           Contran shall have paid to the Administrative Agent the assignment fee specified in Section 13.1(f) of this Agreement;

(x)           such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees, and all other amounts payable to it under this Agreement and under the other Loan Documents (including any amounts under Section 13.1(f) of this Agreement) from the assignee (to the extent of such outstanding principal and accrued interest and fees), or Contran (in the case of all other amounts);

(y)           in the case of any such assignment resulting from a claim for compensation under Section 6.7 of this Agreement, or payments required to be made pursuant to Section 6.1 of this Agreement, such assignment will result in a reduction in such compensation or payments thereafter; and

(z)           such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Contran to require such assignment and delegation cease to apply.

6.16 Defaulting Lender.  The following provisions of this Agreement relate to any Defaulting Lender:

(a) In addition to the rights and remedies that may be available to the Administrative Agent or Contran under this Agreement or applicable law, if at any time a Lender is a Defaulting Lender, (i) such Defaulting Lender’s right to collect fees under Section 2.7 of this Agreement, to collect L/C Fees, or to participate in the administration of the Loans, this Agreement, and the other Loan Documents, including, without limitation, any right to vote in respect of, to consent to, or to direct any action or inaction of the Administrative Agent, or to be taken into account in the calculation of the Required Lenders, shall be suspended while such Lender remains a Defaulting Lender, and (ii) the Commitment of such Defaulting Lender (or, if such Commitment has been terminated pursuant to Sections 5.10, 5.11, or 12.2 of the Agreement, the Total Outstanding Amount of such Defaulting Lender) shall be excluded for purposes of making a determination of Required Lenders; provided, however, that the Commitments of such Defaulting Lender may not be increased and the period of such Commitments may not be extended without such Defaulting Lender’s consent.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent under this Agreement (without giving effect to any notice or cure periods), in addition to other rights and remedies that the Administrative Agent or Contran may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Base Interest Rate, (ii) to withhold or set off and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists, and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such Loans under the following subsection, or paid to such Defaulting Lender upon the default of such Defaulting Lender being cured.

(b) Any Lender that is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to purchase all of a Defaulting Lender’s Commitment and such Defaulting Lender’s Applicable Percentage of all Outstanding Amounts.  If more than one Lender exercises such right, each such Lender shall have the right to purchase such proportion of such Defaulting Lender’s Commitment and its Applicable Percentage of all Outstanding Amounts on a pro rata basis in accordance with the Commitments of such Lenders immediately before such purchase.  Upon any such purchase, the Defaulting Lender’s interest in its Loans and its rights under this Agreement (but not its liability in respect thereof, or under the Loan Documents or this Agreement, to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender promptly shall execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof, subject to and in accordance with the requirements set forth in Section 13.1 of this Agreement, including an Assignment and Assumption Agreement in form acceptable to the Administrative Agent.  The purchase price for the Commitments of a Defaulting Lender shall be equal to the Defaulting Lender’s Applicable Percentage of the amount of the principal balance of (and accrued and unpaid interest and fees on) the Loans outstanding and owed by Contran.  The purchaser shall pay to the Defaulting Lender in immediately available funds on the date of such purchase the principal of (and accrued and unpaid interest and fees on) the Loans made by such Defaulting Lender under this Agreement (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Lender and the Defaulting Lender by the Administrative Agent at a subsequent date upon receipt of payment of such amounts from Contran).  Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of subsection (a) of this Section 6.16 of this Agreement.  The Defaulting Lender shall be entitled to receive amounts owed to it by Contran under the Loan Documents that accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of Contran.  There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums, except to the extent of the receipt of payments from any other party, or in respect of the Loans.

(c) At any time a Lender becomes a Defaulting Lender, then, at the Administrative Agent’s option in its sole discretion, but without prejudice to Contran’s rights under Section 6.15 of this Agreement, such Defaulting Lender’s Commitment shall be reduced to the amount of such Defaulting Lender’s outstanding Loans, but such Defaulting Lender’s Applicable Percentage in respect of all outstanding Letters of Credit shall not be changed.  In addition, if any Lender is a Defaulting Lender at the time any payment is to be made by the Lenders to the L/C Issuer pursuant to Section 3.15 or Section 3.17 of this Agreement, no Lender that is not a Defaulting Lender shall be obligated to make a payment to the L/C Issuer that would cause the aggregate principal amount of such Lender’s Loans, plus such Lender’s Applicable Percentage (without giving effect to any Commitment reduction pursuant to the foregoing provisions) of the aggregate maximum amount available to be drawn under outstanding Letters of Credit, to exceed such Lender’s Commitment (or, if all of the Commitments have terminated, such Lender’s Commitment at the time of such termination, adjusted for any assignments by or to such Lender).

(d) To the extent permitted by applicable law, until the breach, event, or occurrence that caused a Lender to become a Defaulting Lender under this Agreement has been cured or remedied and such Lender no longer is a Defaulting Lender, (i) any voluntary prepayment of the Loans shall, at the Administrative Agent’s option, be applied to the Loans of the other Lenders as if such Defaulting Lender had no Loans outstanding, and (ii) any mandatory prepayment of the Loans shall be applied to the Loans of the other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Loans that such Defaulting Lender is obligated to fund under this Agreement, it being understood and agreed that Contran shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause and the amount of the Commitment as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans that such Defaulting Lender is obligated to fund pursuant to this Agreement.

6.17 Survival of Obligations.  All of Contran’s obligations under this Section VI of this Agreement shall survive termination of the Aggregate Commitments, repayment of all other Obligations under this Agreement, and resignation of the Administrative Agent.

SECTION VII

CONDITIONS OF LENDING

7.1 Conditions Precedent.  The obligations of the Lenders and the L/C Issuer to make the initial Credit Extensions are subject to the satisfaction of each and all of the following conditions precedent on or before the Closing Date:

(a) The Administrative Agent shall have received the following agreements, documents, certificates, and opinions in form and substance satisfactory to the Administrative Agent in its reasonable discretion and, where applicable, duly executed and delivered by the parties thereto:

(i) this Agreement;

(ii) a Note payable to the order of each Lender in the amount of the Lender’s original Commitment;

(iii) the Issuer Documents;

(iv) the Pledge Agreement;

(v) the Guaranty;

(vi) a certificate of the Secretary or an Assistant Secretary of Contran with respect to resolutions of the Board of Directors of Contran authorizing the execution and delivery of the Loan Documents and identifying the officer or officers authorized to execute, deliver, and take all other actions required under this Agreement, and providing specimen signatures of such officer or officers;

(vii) the Articles of Incorporation and by-laws of Contran, and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of Contran as being a true and correct copy thereof;

(viii) certificates from the appropriate Governmental Authority certifying as to the good standing, existence, and authority of Contran in Delaware;

(ix) a certificate of the Secretary or an Assistant Secretary of Valhi Holding with respect to resolutions of the Board of Directors of Valhi Holding authorizing the execution and delivery of the Guaranty and the Pledge Agreement and identifying the officer or officers authorized to execute, deliver, and take all other actions required under those documents, and providing specimen signatures of such officer or officers;

(x) the Articles of Incorporation and by-laws of Valhi Holding, and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of Valhi Holding as being a true and correct copy thereof;

(xi) certificates from the appropriate Governmental Authority certifying as to the good standing, existence, and authority of Valhi Holding in Delaware; and

(xii) such other documents, instruments, opinions, and certificates, and completion of such other matters, as the Administrative Agent or any Lender reasonably may deem necessary or appropriate;

(b) The Administrative Agent shall have received the original stock certificates for the TIMET Shares, stock powers for such shares, and an executed Form U-1;

(c) The Administrative Agent shall have received a legal opinion from counsel for Contran with respect to the validity and enforceability of the Loan Documents (and the agreements provided for therein) in form and content satisfactory to the Administrative Agent in its reasonable discretion;

(d) No litigation, arbitration, proceeding, or investigation shall be pending or threatened that questions the validity or legality of the transactions contemplated by any Loan Document, or seeks a restraining order, injunction, or damages in connection therewith, or which, in the reasonable judgment of the Administrative Agent could be expected to adversely affect the transactions contemplated hereby, or have a Material Adverse Effect;

(e) Nothing has occurred since June 30, 2009, that, in the reasonable judgment of the Administrative Agent, could be expected to have a Material Adverse Effect;

(f) There shall not have occurred (i) a material adverse change to the syndication market for credit facilities similar in nature to the facilities described in this Agreement, or (ii) a material disruption of, or a material adverse change in, financial, bank debt, or capital markets that could materially impair the syndication of the credit facilities described in this Agreement, in each case as determined by the Administrative Agent in its sole discretion;

(g) The Administrative Agent, the Lenders, and the L/C Issuer shall have completed their due diligence with respect to the transaction contemplated by this Agreement;

(h) The representations and warranties of Contran set forth in this Agreement and the other Loan Documents are correct;

(i) As of the date of this Agreement, no Default or Event of Default exists;

(j) The Administrative Agent and the Lenders shall have received such other statements, opinions, certificates, documents, and information with respect to the matters contemplated by this Agreement as the Administrative Agent and the Lenders reasonably may request.

If Contran satisfies all of the above-referenced conditions by the Closing Date, this Agreement and the Loan Documents shall become effective.

7.2 Ongoing Conditions.  Following the Closing Date, the obligations of the Lenders and the L/C Issuer to make Credit Extensions are subject to the following conditions:

(a) The Administrative Agent shall have timely received a Notice of Borrowing;

(b) The Total Outstanding Amount does not (and, after giving effect to any requested Credit Extensions will not) exceed the limitations set forth in this Agreement;

(c) The representations and warranties contained in Section IX of this Agreement shall be true and accurate in all material respects on and as of the date of the Notice of Borrowing, and on the effective date of the making of each Credit Extension as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); and

(d) No Default or Event of Default shall have occurred and be continuing at the time of and immediately after the making of such requested Credit Extension.

Contran’s request for each Credit Extension shall be deemed to be a representation and warranty by Contran on the date of the making, continuation, or conversion of such as to the accuracy of the facts referred to in subsection (c) of this Section 7.2 of this Agreement and of the satisfaction of all of the conditions set forth in this Section 7.2 of this Agreement.

SECTION VIII

COLLATERAL FOR CONTRAN’S OBLIGATIONS; VALHI HOLDING GUARANTY

8.1 Pledge of TIMET Stock.  Contemporaneously with the execution of this Agreement, Valhi Holding shall execute and deliver to the Administrative Agent a Pledge and Security Agreement (the “Pledge Agreement”) in form and content satisfactory to the Administrative Agent granting the Administrative Agent (on behalf of the Lenders and the L/C Issuer) a perfected, first priority security interest in, among other things, the TIMET Shares described in Schedule 8.1 to this Agreement to secure the Obligations.

8.2 Delivery of Stock Certificates and Related Materials.  Contemporaneously with the execution of this Agreement, Valhi Holding shall deliver to the Administrative Agent the original stock certificates with respect to the TIMET Shares, stock powers (signed in blank) with respect to those shares of stock, and an executed Form U-1.

8.3 Valhi Holding Guaranty.  Contemporaneously with the execution of this Agreement, Valhi Holding shall execute and deliver to the Administrative Agent a guaranty agreement (the “Guaranty”) in form and content satisfactory to the Administrative Agent whereby Valhi Holding shall unconditionally guarantee payment and performance of all of the Obligations.

8.4 Reserved.

8.5 Reserved.

8.6 Other Documents.  Contran hereby agrees that until Contran satisfies the Obligations in full, Contran promptly shall execute and deliver to the Administrative Agent all documents deemed necessary or desirable by the Administrative Agent or any Lender in its reasonable discretion to create, evidence, perfect, or continue the Lenders’ security interests and liens in the Collateral.

SECTION IX

REPRESENTATIONS AND WARRANTIES

Contran represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:

9.1 Existence and Power of Contran.  Contran is a corporation validly existing and in good standing under the laws of Delaware, and is qualified to do business in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification.  Furthermore, Contran has full power, authority, and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver, and perform this Agreement, the Notes, and the other Loan Documents to be executed by Contran.

9.2 Authorization.  The execution, delivery, and performance by Contran of this Agreement, the Notes, and the other Loan Documents to be executed by Contran have been duly authorized by all necessary corporate action of Contran, do not require any shareholder approval, or the approval or consent of any trustee or the holders of any Indebtedness of Contran, do not contravene any Law, regulation, rule, or order binding on Contran, or Contran’s organizational documents, and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract, or other agreement or instrument to which Contran is a party, or by which Contran, or any of Contran’s properties, may be bound or affected.

9.3 Valid Obligations.  The Loan Documents executed by Contran and all of their respective terms and provisions are the legal, valid, and binding obligations of Contran, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.  The Loan Documents shall have created in favor of the Administrative Agent, the Lenders, and the L/C Issuer legal, valid, and binding security interests in the Collateral enforceable in accordance with their terms, and such security interests are fully perfected, first priority security interests.

9.4 Consents or Approvals.  The execution, delivery, and performance of this Agreement, the Notes, and the other Loan Documents, and the transactions contemplated thereby, do not require any approval or consent of, or filing or registration with, any Governmental Authority, any other agency or authority, or any other Person, other than the approval of the board of directors of Contran, or any other required approval, that has been obtained prior to the Closing Date.

9.5 Title to Properties.  Contran has good and marketable title to all of the properties, assets, and rights of every kind and nature now purported to be owned by Contran, free from all Liens, defects of title, or any other matters that reasonably could be expected to have a Material Adverse Effect.

9.6 Financial Statements.  The audited consolidated and unaudited consolidating balance sheets of Contran and its Subsidiaries as of December 31, 2008, and the related audited consolidated and unaudited consolidating statements of income, changes in stockholders’ equity, and cash flows of Contran and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present, subject to the assumptions set forth therein, the consolidated and consolidating financial condition of Contran and its Subsidiaries at such date and the consolidated and consolidating results of the operations of Contran and its Subsidiaries for the period ended on such date, and such consolidated balance sheets and consolidated statements of income, changes in stockholders’ equity, and cash flows were prepared in accordance with GAAP.  Furthermore, the unaudited consolidated and consolidating balance sheets of Contran and its Subsidiaries as of June 30, 2009, and the related unaudited consolidated and consolidating statements of income, changes in stockholders’ equity, and cash flows of Contran and its Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present, subject to the assumptions set forth therein, the consolidated and consolidating financial condition of Contran and its Subsidiaries at such date and the consolidated and consolidating results of the operations of Contran and its Subsidiaries for the period ended on such date, and such consolidated balance sheets and consolidated statements of income, changes in stockholders’ equity, and cash flows were prepared in accordance with GAAP.

9.7 Changes.  Since June 30, 2009, there have been no material changes in the assets, liabilities, financial condition, business, or prospects of Contran or TIMET, other than changes in the ordinary course of business, or changes that could not reasonably be expected to have a Material Adverse Effect.

9.8 Other Agreements.  Contran is not in material breach of or default under any agreement to which Contran is a party, or that is binding on Contran or any of Contran’s assets, that reasonably could be expected to have a Material Adverse Effect.

9.9 Litigation.  Except as set forth in Schedule 9.9 to this Agreement, there is no litigation, arbitration, proceeding, or investigation pending, or, to the knowledge of Contran, threatened against Contran that, if adversely determined, reasonably could be expected to have a Material Adverse Effect.

9.10 Investment Company Act.  Contran is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

9.11 Compliance.  Contran has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations, and other rights and privileges (including patents, trademarks, trade names, and copyrights) to allow Contran to own and operate Contran’s business without any violation of law or the rights of others, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.  Contran is duly authorized, qualified, and licensed under and in compliance with all applicable laws, regulations, authorizations, and orders of public authorities, except to the extent that any such failure to be so authorized, qualified, licensed, or in compliance could not reasonably be expected to have a Material Adverse Effect.

9.12 ERISA.  Contran is in compliance in all material respects with ERISA and the provisions of the Code applicable to Pension Plans; Contran has not engaged in a Prohibited Transaction that would subject Contran or any Pension Plan to a material Tax or penalty imposed on a Prohibited Transaction.  No Pension Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, except to the extent that any such deficiency could not reasonably be expected to have a Material Adverse Effect.  Contran has not incurred any liability to the PBGC that reasonably could be expected to have a Material Adverse Effect.  Contran has not terminated any Pension Plan in a manner that could result in the imposition of a Lien on the property of Contran that reasonably could be expected to have a Material Adverse Effect.  Contran has not contributed, or been obligated to contribute, to any Multiemployer Plan on or after September 26, 1980.

9.13 Federal Reserve Regulations.  Contran is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used by Contran to purchase or carry any such margin stock in violation of Regulations U and X, or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any other purpose that violates the applicable provisions of any Federal Reserve regulation.

9.14 Solvency.  After giving effect to the Loans and after giving effect to the application of the proceeds of such Loans, (a) the assets of Contran, at a fair valuation, shall exceed Contran’s debts and liabilities (whether subordinated, unliquidated, unmatured, contingent, or otherwise); (b) the present fair saleable value of the property of Contran shall be greater than the amount that will be required to pay the probable amount of Contran’s debts and other liabilities (whether subordinated, unliquidated, unmatured, contingent, or otherwise), as such debts and other liabilities become absolute and mature; (c) Contran shall be able to pay (and does not intend to incur debts beyond its ability to pay) its debts and liabilities (whether subordinated, unliquidated, unmatured, contingent, or otherwise), as such debts and liabilities become absolute and mature; and (d) Contran shall not have unreasonably small capital with which to conduct the business in which it is engaged, as such business now is conducted and is proposed to be conducted following the Closing Date.

9.15 Stock of TIMET.  As of the date of this Agreement, Valhi Holding beneficially owns the TIMET Shares described in Schedule 8.1 to this Agreement, free and clear of all Liens, other than Liens in favor of the Administrative Agent (on behalf of the Lenders and the L/C Issuer) that secure the Obligations.

9.16 Subsidiaries.  As of the Closing Date, the Subsidiaries of Contran are the entities listed in Schedule 9.16 to this Agreement.

9.17 Continuing Representations.  Contran hereby acknowledges and agrees that the representations of Contran in this Section IX of this Agreement and all other Loan Documents are continuing representations and that each request for a Credit Extension by Contran under this Agreement constitutes a reaffirmation by Contran that such representations are accurate as of the date of the Credit Extension requested by Contran.

SECTION X

AFFIRMATIVE COVENANTS

Until Contran has paid the Obligations in full, and the Lenders and the L/C Issuer have no further obligation to extend credit to Contran and no Letters of Credit (other than Letters of Credit secured by cash collateral pursuant to Section 3.11 of this Agreement) remain outstanding, Contran agrees to all of the following, unless the Administrative Agent and the Required Lenders (or, if applicable, all of the Lenders under the circumstances described in the second sentence of Section 15.1 of this Agreement) otherwise shall consent in writing:

10.1 Use of Proceeds.  The proceeds of Loans shall be used by Contran only for general corporate purposes and to purchase margin stock; provided, however, that no proceeds of any Loan shall be used by Contran to purchase or carry any margin stock (as defined in Regulations U and X) in violation of Regulations U and X.  Contran shall request Letters of Credit solely to support contingent obligations of Contran (other than obligations in respect of borrowed money) and, in the case of Letters of Credit issued for the joint and several account of Contran and a Subsidiary or Affiliate of Contran, to support contingent obligations of such Subsidiary or Affiliate (other than obligations in respect of borrowed money).

10.2 Payments.  Contran shall pay the principal of and interest on the Loans in accordance with the terms of this Agreement and the Notes and shall pay when due all other amounts (including, but not limited to, L/C Obligations and Reimbursement Obligations) payable by Contran under this Agreement and the other Loan Documents.

10.3 Preservation of Contran’s Corporate Existence.  Contran shall preserve and maintain its corporate existence, rights, franchises, and privileges in Delaware and shall qualify and remain qualified as a foreign organization in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of Contran, or the ownership of its properties, except where the failure to be so qualified as a foreign organization could not reasonably be expected to have a Material Adverse Effect.

10.4 Keeping Books and Records.  Contran shall keep adequate records and books of account in which complete entries shall be made, in accordance with GAAP, reflecting all financial transactions of Contran.

10.5 Other Obligations.  Contran shall pay and discharge before the same shall become delinquent all material Indebtedness, and other material obligations for which Contran is liable, or to which its income or property is subject, and all material claims for labor and materials or supplies that, if unpaid, might become by law a Lien upon all or any portion of the Collateral, or reasonably could be expected to have a Material Adverse Effect.

10.6 Compliance with Laws.  Contran shall comply in all material respects with all Laws, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality and coverage of the foregoing, Contran shall comply in all material respects with all Environmental Laws, and all Laws with respect to equal employment opportunity and employee safety in all jurisdictions in which Contran does business, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 10.6 of this Agreement shall not prevent Contran, in good faith and with reasonable diligence, from contesting the validity or application of any such Laws by appropriate legal proceedings.

10.7 Maintenance of Assets.  Contran shall maintain its properties in good repair, working order, and condition as required for the normal conduct of Contran’s business.

10.8 Insurance.  Contran shall maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are deemed appropriate by Contran in its reasonable discretion, except where the failure to maintain any such insurance could not reasonably be expected to have a Material Adverse Effect.  Contran also may self-insure risks, or utilize any related captive insurance companies or entities, to the extent it reasonably deems appropriate.  Contran shall cause the Administrative Agent to be identified as lender loss payee under Contran’s global property insurance program, to the extent that insured assets are utilized as collateral for the Obligations under this Agreement.  Contran shall cause its global property insurer to endeavor to provide thirty (30) days notice to the Administrative Agent of cancellation of such policy.  Contran, upon request by the Administrative Agent, shall deliver to the Administrative Agent a certificate of insurance evidencing the insurance coverage required hereunder.

10.9 Taxes.  Contran shall pay all Taxes, assessments, or governmental charges on or against Contran (or Contran’s income or properties) at or prior to the time when they become delinquent, except for any Tax, assessment, or charge that is being contested by Contran in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP.

10.10 Inspection.  Contran shall permit the Administrative Agent, and its designees, at any reasonable time and at reasonable intervals of time, and upon reasonable notice (or if a Default or an Event of Default shall have occurred and be continuing, at any time and without prior notice), to (a) visit and inspect the properties of Contran, (b)  make copies of and take abstracts from the books and records of Contran, and (c) discuss the affairs, finances, and accounts of Contran with appropriate officers, employees, and accountants of Contran, provided, however, that the Lenders agree that before they request information from Contran’s outside accountants, the Administrative Agent shall request the information in question from Contran and shall seek such information from Contran’s accountants only if Contran fails to provide the information to the Administrative Agent reasonably promptly.  Without limiting the generality of the foregoing, Contran shall permit periodic reviews (as determined by the Administrative Agent in its reasonable discretion) of the books and records of Contran to be carried out by the Administrative Agent.  Contran shall reimburse the Administrative Agent for any reasonable costs incurred by the Administrative Agent in connection with any inspections or other inquiries under this Section 10.10 of this Agreement.

10.11 Financial Reports and Other Information.  Contran shall deliver to the Administrative Agent the statements and other information listed below:

(a) within sixty (60) days after the end of each of Contran’s first three fiscal quarters each year, the consolidated and consolidating balance sheets of Contran and its Subsidiaries as of the end of such quarter and the consolidated and consolidating statements of income and retained earnings and cash flows of Contran and it Subsidiaries for the period commencing at the start of the current fiscal year of Contran and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by a Responsible Officer as having been prepared in accordance with GAAP;

(b) within one hundred twenty (120) days following the end of each fiscal year of Contran, a copy of the annual audit report for such year for Contran and its Subsidiaries, including therein consolidated balance sheets for Contran and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of cash flows of Contran and its Subsidiaries for such fiscal year, in each case accompanied by a report and opinion of PricewaterhouseCoopers LLP, or another independent certified public accountant of recognized standing acceptable to the Administrative Agent in its reasonable discretion, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception, or any exception or qualification as to scope of audit;

(c) at the time Contran furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a compliance certificate of a Responsible Officer to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that Contran has taken or proposes to take with respect thereto);

(d) on the first (1st) Business Day of each week in which there are Loans or Letters of Credit outstanding under this Agreement, a report in a form satisfactory to the Administrative Agent in its reasonable discretion identifying the Collateral Value as of the date of such report;

(e) promptly after filing thereof, copies of all reports and registration statements that TIMET files with the SEC, including, but not limited to, reports on Form 10-Q and Form 10-K;

(f) immediate notice of (i) any Default or Event of Default, and (ii) any Material Adverse Effect;

(g) prompt notice of the existence of a Collateral Deficiency;

(h) periodic (and not less than annual) reports of all pending and threatened claims, litigation, and governmental proceedings against Contran that if adversely determined reasonably could be expected to result in an aggregate liability of more than $10,000,000; and

(i) within a reasonable time, such additional information as and when reasonably requested by the Administrative Agent, or any Lender, regarding the business and financial condition of Contran, TIMET, or Valhi Holding.

10.12 Notification of Change of Name or Jurisdiction of Organization.  Contran shall notify the Administrative Agent in writing at least ten (10) Business Days before (a) Contran changes its name or identity in any manner, or (b) Contran changes the state under the laws of which it is organized.

10.13 ERISA Reports.  With respect to any Pension Plan, Contran shall furnish to the Administrative Agent promptly (a) written notice of the occurrence of a “reportable event” (as defined in Section 4043 of ERISA), excluding any such event notice of which has been waived by regulation, (b) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, (c) a copy of any notice of intent to terminate any Pension Plan, (d) notice that Contran will or may incur any material liability to or on account of a Pension Plan under ERISA, (e) notice of any complete or partial withdrawal from any Multiemployer Plan, (f) a copy of any notice with respect to a Multiemployer Plan that such plan is terminated or is “insolvent” (as defined in Section 4245 of ERISA), or in “reorganization” (as defined in Section 4241 of ERISA, and (g) a copy of any assessment of withdrawal liability (or preliminary estimate thereof following a complete or partial withdrawal by Contran) with respect to a Multiemployer Plan.  Any notice to be provided to the Administrative Agent under this Section 10.13 of this Agreement shall include a certificate of the Responsible Officer setting forth details as to such occurrence and the action, if any, that Contran is required or proposes to take, together with any notices required or proposed to be filed with or by Contran, the PBGC, the Internal Revenue Service, the trustee, or the plan administrator with respect thereto.  Promptly after the adoption of any Pension Plan, Contran shall notify the Administrative Agent and the Lenders of such adoption.

10.14 Environmental Compliance.  Contran shall comply in all material respects with all applicable Environmental Laws in all jurisdictions in which Contran operates now or in the future, and Contran shall comply in all material respects with all such Environmental Laws that may in the future be applicable to Contran’s business, properties, and assets.  If Contran shall (a) receive written notice that any material violation of any Environmental Law may have been committed or is about to be committed by Contran, (b) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against Contran alleging a material violation of any Environmental Law, or requiring Contran to take any action in connection with the release of Hazardous Materials into the environment, (c) receive any written notice from a Governmental Authority or private party alleging that Contran may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, or (d) receive written notice of any investigative proceedings commenced by a Governmental Authority against Contran regarding any violation or potential violation of Environmental Laws, Contran within ten days thereof shall inform the Administrative Agent thereof (and shall provide the Administrative Agent with a copy of any such notice) and of any action being or proposed to be taken with respect thereto.

SECTION XI

NEGATIVE COVENANTS

Until Contran has paid the Obligations in full, and the Lenders and the L/C Issuer have no further obligation to extend credit to Contran and no Letters of Credit (other than Letters of Credit secured by cash collateral pursuant to Section 3.11 of this Agreement) remain outstanding, Contran shall not do any of the following, unless the Administrative Agent and the Required Lenders (or, if applicable, all of the Lenders under the circumstances described in the second sentence of Section 15.1 of this Agreement) shall consent in writing.

11.1 Liquidation or Sale of Assets.  Contran shall not (a) liquidate or dissolve; or (b) sell, lease, enter into a sale-leaseback transaction or securitization, or otherwise dispose of all or any material portion of its business or assets, except (x) sales of inventory in the ordinary course of business, (y) the sale or trade-in of used, surplus, or obsolete equipment for reasonably equivalent value, or (z) the sale of accounts as to which collection is doubtful in the ordinary course of Contran’s business, consistent with past practice.

11.2 Merger or Consolidation.  Contran shall not merge or consolidate with or into any other Person; provided, however, that if, and only if, no Default or Event of Default exists, Contran may merge with any other Person if (a) Contran is the surviving corporation of such merger or consolidation, and (b) the assets of the surviving entity exceed the liabilities of such surviving entity.

11.3 Transactions with Affiliates.  Contran shall not make, directly or indirectly, (a) any transfer, sale, lease, assignment, or other disposal of any assets to any Affiliate of Contran or any purchase or acquisition of assets from any such Affiliates, or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliates (including, without limitation, any guaranties and assumptions of obligations of any Affiliate), provided that (y) Contran may enter into any such arrangement or transaction with an Affiliate if such arrangement or transaction is on terms substantially similar to terms that Contran would obtain in a comparable arm’s length arrangement or transaction with a Person not an Affiliate, and (z) Contran may guaranty or otherwise assume obligations of an Affiliate to the extent permitted under Section 11.4 of this Agreement.

11.4 Indebtedness.  Contran shall not create, incur, assume, guarantee, or be or remain liable with respect to any Indebtedness, other than the following:

(a) Indebtedness described on Schedule 11.4 to this Agreement, including, without limitation, all renewals, extensions, rearrangements, or refinancings of any such Indebtedness on terms and for amounts substantially similar to the terms and amounts existing as of the date of this Agreement; provided, however, that on and after the Total Facility Availability Date, the Other Credit Facility shall no longer be deemed to be part of Schedule 11.4;

(b) Indebtedness of Contran under this Agreement and the other Loan Documents;

(c) Indebtedness for Taxes, assessments, or governmental charges to the extent that payment therefore shall at the time not be required to be made in accordance with Section 10.9 of this Agreement;

(d) unsecured liabilities incurred by Contran in the ordinary course of business (not as a result of borrowing);

(e) the endorsement of checks in the ordinary course of business; and

(f) Indebtedness of Contran to any Person (or Persons) that does not exceed $25,000,000 in the aggregate outstanding at any time (excluding Indebtedness described on Schedule 11.4 to this Agreement and Indebtedness under the Loan Documents).

11.5 Liens.  Contran shall not create, incur, assume, or suffer to exist any Lien of any kind upon or with respect to any of Contran’s property or assets, or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following (“Permitted Liens”):

(a) Liens in favor of the Administrative Agent to secure the Obligations;

(b) Liens existing as of the date of this Agreement and disclosed in Schedule 11.5(b) of this Agreement;

(c) Liens securing Indebtedness for capital expenditures by Contran to the extent such Indebtedness is permitted by Section 11.4 of this Agreement, provided that (i) each such Lien is given solely to secure the purchase price of property acquired with a capital expenditure, does not extend to any other property, and is given within 90 days of the acquisition of such property, and (ii) the Indebtedness secured by such Lien does not exceed the lesser of the cost of such property, or its fair market value at the time of acquisition;

(d) Liens for Taxes, assessments, or other governmental charges or claims not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Contran in accordance with GAAP; provided, however, that the Lien shall have no effect on (i) the priority of the Liens in favor of the Administrative Agent, other than inchoate tax Liens arising prior to the due date of such taxes, or (ii) the value of the assets in which the Administrative Agent has such a Lien, and, provided further, that a stay of enforcement of any such Lien (other than such inchoate tax Liens) shall be in effect;

(e) landlords’ and lessors’ Liens in respect of rent not in default, or Liens in respect of pledges or deposits under workers’ compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA), or in connection with appeal and similar bonds incidental to litigation; Liens of carriers, mechanics, suppliers, repairmen, warehousemen, laborers, materialmen, and other similar Liens, if the obligations secured by such Liens are not then delinquent, or the Lien in question is being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Contran in accordance with GAAP;

(f) Liens securing the performance of bids, tenders, or contracts (other than for the payment of money);

(g) Liens securing statutory obligations or surety, indemnity, performance, or other similar bonds incidental to the conduct of Contran’s business in the ordinary course and that do not in the aggregate materially detract from the value of Contran’s property, or materially impair the use thereof in the operation of Contran’s business;

(h) rights of lessors under capital leases or operating leases (to the extent such capital leases or operating leases are permitted under this Agreement);

(i) easements, rights of way, restrictions, and other similar charges or Liens  relating to real property and not interfering in a material way with the ordinary conduct of Contran’s business;

(j) judgment Liens not giving rise to an Event of Default, so long as each such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated, or the period in which such proceedings may be initiated shall not have expired; and

(k) Liens constituting a renewal, extension, or replacement of any Permitted Lien.

11.6 Hostile Tender Offer.  Contran shall not commence or pursue any takeover or acquisition of another Person (or its Capital Stock), and shall not commence a tender offer pursuant to Section 14(d)(1) of the Exchange Act to acquire shares of the Capital Stock of a Person that would result in Contran obtaining Control of such Person, without in any such case either (a) the prior consent of all of the Lenders, or (b) the agreement of such Person.

11.7 ERISA Compliance.  Neither Contran nor any Pension Plan shall (a) engage in any Prohibited Transaction that would have a Material Adverse Effect, (b) incur any “accumulated funding deficiency” (as defined in Section 412(a) of the Code and Section 302 of ERISA) whether or not waived that would have a Material Adverse Effect, (c) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or to make any other contribution required under the terms of any Pension Plan or any collective bargaining agreement with respect to a multiemployer Pension Plan that would have a Material Adverse Effect, (d) terminate any Pension Plan in a manner that results in the imposition of a lien on any property of Contran; or (e) withdraw (in a complete or partial withdrawal within the meaning of Section 4203 or Section 4205 of ERISA, respectively) from a multiemployer Pension Plan if such withdrawal would have a Material Adverse Effect.  Each Pension Plan shall comply in all material respects with ERISA, except to the extent failure to comply in any instance would not have a Material Adverse Effect.

11.8 Fiscal Year and Accounting Changes.  Contran shall not (a) change its fiscal year, or (b) make any significant change (i) in accounting treatment and reporting practices (except as required by GAAP), or (ii) in tax reporting treatment (except as required by law).

SECTION XII

EVENTS OF DEFAULT

12.1 Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Contran shall fail to pay (i) any amount of principal or interest payable under the Notes, the Issuer Documents, or this Agreement on the date that such payment is due, or (ii) any fees, costs, or any other amount payable by Contran under the Notes, the Issuer Documents, this Agreement, or any other Loan Document within two (2) Business Days of the date that such payment is due;

(b) any representation or warranty of Contran or Valhi Holding made in this Agreement, any other Loan Document, or any certificate, notice, or other writing delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made and such breach shall have a Material Adverse Effect;

(c) Contran shall fail to have complied with (i) any of the provisions of Section 10.1 of this Agreement, or (ii) any of the provisions of Section XI of this Agreement;

(d) Contran or Valhi Holding shall fail to perform or observe any other covenant, obligation, or term of this Agreement, or any of the Loan Documents (except those governed by Sections 12.1(a) through 12.1(c) above), and such failure shall remain unremedied for more than thirty (30) days after written notice thereof shall have been given to Contran by the Administrative Agent or, if after Contran becomes aware of any such occurrence (and does not reasonably believe that the event or occurrence in question does not constitute a Default or Event of Default) Contran fails to give the Administrative Agent timely notice of any such occurrence, then thirty (30) days after Contran became aware of the occurrence of the Default or Event of Default;

(e) Contran or Valhi Holding shall fail to pay any principal of or premium or interest on its Indebtedness that is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Indebtedness of Contran so in default (but excluding Indebtedness of Contran under the Loan Documents) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness of Contran, which Indebtedness is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Indebtedness of Contran so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(f) any judgment or order for payment of money in excess of $5,000,000 shall be rendered against Contran or Valhi Holding and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) any Termination Event with respect to a Pension Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to Contran, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Pension Plan’s vested benefits exceeds the then-current value of assets accumulated in such Pension Plan by more than $5,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(h) Contran as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $5,000,000;

(i) (i) any material provision of this Agreement or of any of the other Loan Documents shall for any reason cease to be valid, binding, and enforceable in accordance with its terms, (ii) any Person shall (A) challenge the enforceability of this Agreement or any of the other Loan Documents, (B) assert in writing that any material provision of this Agreement or of the other Loan Documents has ceased to be or otherwise is not valid, binding, or enforceable in accordance with its terms, or (C) take any action or fail to take any action based on the assertion that any material provision of this Agreement or of the other Loan Documents has ceased to be or otherwise is not valid, binding, or enforceable in accordance with its terms, or (iii) any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto;

(j) the Permitted Holders cease to Control Contran or Valhi Holding, or TIMET;

(k) the TIMET Shares cease to be listed and traded on the NYSE (or another national securities exchange acceptable to the Administrative Agent in its reasonable discretion), unless the TIMET Shares have been released as the Collateral for the Obligations and replaced with Additional Security in accordance with the terms of this Agreement;

(l) any event that has had, or reasonably could be expected to have, a Material Adverse Effect; and

(m) any of Contran, Valhi Holding, or TIMET shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by Contran in any jurisdiction seeking to adjudicate Contran (or Valhi Holding or TIMET, as applicable) bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, or composition of Contran, Valhi Holding, or TIMET, or its debts under any Debtor Relief Law, or seeking appointment of a receiver, trustee, or other similar official for Contran, Valhi Holding, or TIMET, or for such part of its property as in the good faith opinion of the Administrative Agent is a substantial part; or any such proceeding shall be instituted against Contran, Valhi Holding, or TIMET that is not dismissed within 60 days after the institution thereof; or Contran, Valhi Holding, or TIMET shall take any corporate action to authorize any of the actions set forth above in this Section 12.1(m); or any Governmental Authority shall declare or take any action that operates as a moratorium on the payment of debts of Contran, Valhi Holding, or TIMET.

12.2 Consequences of Default.  If any Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, the Required Lenders may invoke the Default Rate and interest shall accrue and be payable by Contran on the Notes at that rate thereafter until the Event of Default is cured.  The Required Lenders may, at their option, instruct the Administrative Agent to declare the principal of and the interest on the Notes and all other sums payable by Contran under this Agreement or under the Notes and the other Loan Documents to be immediately due and payable, whereupon the same shall become immediately due and payable (with interest accruing and payable thereon at the Default Rate) without protest, presentment, notice, or demand, all of which Contran expressly waives.  If an Event of Default occurs, the Administrative Agent, at the request of the Required Lenders, shall declare the Commitments to be terminated (at which time the Commitments shall be terminated).  Furthermore, upon the occurrence of an Event of Default pursuant to Section 12.1(m) of this Agreement, all of the Obligations shall be immediately due and payable, the Commitments shall be terminated automatically, and the obligation of Contran to cash collateralize the L/C Obligations in accordance with Section 3.12(b) of this Agreement automatically shall become effective.

12.3 Remedies Following Acceleration.  Upon the occurrence of an Event of Default and acceleration of Contran’s obligations under this Agreement and the Notes in accordance with Section 12.2 of this Agreement, the Administrative Agent (at the direction of the Required Lenders) from time to time may exercise any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents and all of the Administrative Agent’s and the Lenders’ rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.

12.4 Application of Funds.  If the Commitments shall have been terminated in accordance with this Agreement, or the Obligations shall have been declared immediately due and payable pursuant to Section 12.2 of this Agreement, all funds received from or on behalf of Contran (including any proceeds of any of the Collateral) by any Lender in respect of the Obligations immediately shall be remitted to the Administrative Agent.  All funds received by the Administrative Agent pursuant to the preceding sentence, together with all other funds received by the Administrative Agent from or on behalf of Contran (including any proceeds of any of the Collateral) in respect of the Obligations following termination of the Commitments or acceleration of the Obligations, shall be applied by the Administrative Agent in the following manner and order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent, and amounts payable under Section VI of this Agreement) payable to the Administrative Agent in its capacity as such;

(b) second, to payment of that portion of the Obligations constituting fees, indemnities, and other amounts (other than principal, interest, and L/C Fees) payable to the Lenders and the L/C Issuer (including fees, charges, and disbursements of counsel to the respective Lenders and the L/C Issuer (including reasonable allocated fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Section VI of this Agreement), ratably among them in proportion to the respective amounts described in this clause payable to them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, Reimbursement Obligations (or Unreimbursed Amounts, as applicable), and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause payable to them;

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause held by them;

(e) fifth, to the Administrative Agent for the account of the L/C Issuer, to cash collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

(f) sixth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Contran, or as otherwise required by law.

Subject to Sections 3.16 through 3.18 of this Agreement, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (e) above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after the Letters of Credit either have been fully drawn or have expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION XIII

ASSIGNMENT AND PARTICIPATION

13.1 Assignment of the Commitments and the Loans.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.1 of this Agreement participations in L/C Obligations) at the time owing to it), provided, however, that any such assignment shall be subject to the following conditions:

(a) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender), or an Approved Fund, no minimum amount needs to be assigned;

(b) In any case not described in paragraph (a) of this Section 13.1 of this Agreement, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default otherwise has occurred and is continuing, Contran otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(c) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(d) No consent shall be required for any assignment, except to the extent required by paragraph (b) of this Section 13.1 of this Agreement and, in addition:

(i) the consent of Contran (such consent not to be unreasonably withheld or delayed) shall be required, unless (A) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (B) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender), or an Approved Fund;

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender, or an Approved Fund; and

(iii) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(e) No assignment shall be made to Contran, an Affiliate of Contran, a Defaulting Lender, an Affiliate of a Defaulting Lender, a natural person, any Person that engages in any business that materially competes with any material business engaged in by Contran or any of its Affiliates, or any Person that shall have commenced or pursued, or threatened to commence or pursue, any takeover or acquisition of Contran or any of its Affiliates (or their Capital Stock) or commenced a tender offer pursuant to Section 14(d)(1) of the Exchange Act to acquire shares of the Capital Stock of Contran or any of its Affiliates that would result in such Person obtaining Control of Contran or any of its Affiliates; and

(f) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 (payable by the assigning Lender), and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.2 of this Agreement, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder, to the extent of the interest assigned by such Assignment and Assumption Agreement, shall be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party to this Agreement) but shall continue to be entitled to the benefits of Sections 6.1, 6.2, 6.7, 6.8 and 15.10 through 15.14 of this Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Contran shall execute and deliver a Note to an Eligible Assignee hereunder.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 of this Agreement shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.3 of this Agreement.

13.2 Register.  The Administrative Agent, acting solely for this purpose as an agent of Contran, shall maintain at its designated office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms of this Agreement from time to time (the “Register”).  The entries in the Register shall be conclusive, and Contran, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Contran and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.3 Participations.  Any Lender may at any time, without the consent of or notice to Contran or the Administrative Agent, sell participations to any Person (other than a natural person or Contran or any of Contran’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it; provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, and (c) Contran, the Administrative Agent, the Lenders, the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, or waiver described in the second sentence of Section 15.1 of this Agreement that affects such Participant.  Subject to Section 13.4 of this Agreement, Contran agrees that each Participant shall be entitled to the benefits of Sections 6.1, 6.2, 6.7,  and 6.8 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.1 of this Agreement.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 15.2 of this Agreement as though it were a Lender, provided such Participant agrees to be subject to Section 15.3 of this Agreement as though it were a Lender.

13.4 Limitations Upon Participant Rights.  Participant shall not be entitled to receive any greater payment under Sections 6.1, 6.2, 6.7, or 6.8 of this Agreement than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Contran’s prior, written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Sections 6.1 and 6.2 of this Agreement unless Contran is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Contran, to comply with Section 6.3 of this Agreement as though it were a Lender.

13.5 Certain Pledges.  Any Lender at any time may pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for such Lender as a party to this Agreement.

13.6 Resignation as the L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained in this Agreement, if at any time PlainsCapital assigns all of its Commitment and Loans pursuant to Section 13.1 of this Agreement, PlainsCapital may, upon thirty (30) days’ notice to Contran and the Lenders, resign as the L/C Issuer.  In the event of any such resignation as the L/C Issuer, Contran shall be entitled to appoint from among the Lenders a successor L/C Issuer under this Agreement, provided, however, that no failure by Contran to appoint any such successor shall affect the resignation of PlainsCapital as the L/C Issuer.  If PlainsCapital resigns as the L/C Issuer, it shall retain all the rights, powers, privileges, and duties of the L/C Issuer under this Agreement with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans, or fund risk participations in Unreimbursed Amounts, pursuant to Section 3.15 and Sections 3.16 through 3.18, respectively, of this Agreement).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession, or make other arrangements satisfactory to PlainsCapital to effectively assume the obligations of PlainsCapital with respect to such Letters of Credit.

SECTION XIV

AGENCY

14.1 Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints PlainsCapital to act on its behalf as the Administrative Agent under this Agreement and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section XIV of this Agreement are solely for the benefit of the Administrative Agent, the Lenders, the L/C Issuer, and neither Contran nor Valhi Holding shall be (or have rights as) a third-party beneficiary of any of such provisions.

14.2 Rights as a Lender.  The Person serving as the Administrative Agent under this Agreement shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent.  The terms “Lender” or “Lenders,” unless otherwise expressly indicated or unless the context otherwise requires, shall include the Person serving as the Administrative Agent under this Agreement in its individual capacity.  Such Person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with Contran (or any Subsidiary or other Affiliate of Contran) as if such Person were not the Administrative Agent under this Agreement and without any duty to account therefor to the Lenders.

14.3 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations, except those expressly set forth in this Agreement and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary duties or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement, or by the other Loan Documents, that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or, if applicable, by all of the Lenders under the circumstances described in the second sentence of Section 15.1 of this Agreement), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability, or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Contran or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, or any of its Affiliates, in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (y) with the consent of, or at the request of, the Required Lenders (or, if applicable, with the consent of or at the request of all of the Lenders under the circumstances described in the second sentence of Section 15.1 of this Agreement), or (z) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default (other than any Event of Default under Section 12.1(a) of this Agreement), unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by Contran, a Lender, or the L/C Issuer.

14.4 Limited Responsibility of the Administrative Agent.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty, or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report, or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements, or other terms or conditions set forth herein or therein, or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness, or genuineness of this Agreement, any other Loan Document, or any other agreement, instrument, or document, (e) the satisfaction of any condition set forth in Section VII of this Agreement or elsewhere in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (f) the existence, value, collectability, or adequacy of the Collateral, or any part thereof, or the validity, effectiveness, perfection, or relative priority of the Liens of the Administrative Agent (for the benefit of the Lenders and the L/C Issuer) in the Collateral.

14.5 Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, internet or intranet website posting, or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition under this Agreement to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer, unless the Administrative Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for Contran), independent accountants, and other experts selected by the Administrative Agent, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, or experts.

14.6 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement, or under any other Loan Document, by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section XIV of this Agreement shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for in this Agreement, as well as activities as the Administrative Agent.

14.7 Resignation of the Administrative Agent.  The Administrative Agent may at any time give notice of resignation to the Lenders, the L/C Issuer, and Contran.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Contran, to appoint a successor, which shall be a bank having a combined capital and surplus in excess of $250,000,000, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify Contran and the Lenders that no qualifying Person has accepted such appointment, then such resignation nonetheless shall become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and under the other Loan Documents, and (b) all payments, communications, and determinations provided to be made by, to, or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 14.7 of this Agreement.  Upon the acceptance of a successor’s appointment as the Administrative Agent under this Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under this Agreement or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 14.7 of this Agreement).  The fees payable by Contran to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed to between Contran and such successor.  After the retiring Administrative Agent’s resignation under this Agreement and under the other Loan Documents, the provisions of this Section XIV of this Agreement and Sections 15.10 through 15.14 of this Agreement shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents, and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

14.8 Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, or any related agreement or document furnished hereunder or thereunder.

14.9 No Other Duties.  Anything herein to the contrary notwithstanding, none of the Lenders listed on the cover page of this Agreement shall have any powers, duties, or responsibilities under this Agreement, or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer under this Agreement.

14.10 General Duties of the Administrative Agent.  The Administrative Agent shall serve as designated agent for the Lenders under this Agreement and the other Loan Documents with respect to the structuring, preparation, and negotiation of the Loan Documents and amendments and modifications thereto and with respect to the filing and recordation of Liens against the Collateral, the management of deposit accounts, and the receipt and disbursement of funds to, from, and on behalf of Contran and the Lenders, and the other administrative functions specifically set forth in this Agreement and the other Loan Documents as assigned to the Administrative Agent.  The Administrative Agent shall serve as designated agent for the Lenders with respect to matters involving collateral inspection and other functions specifically set forth in this Agreement and assigned to the Administrative Agent.

14.11 Reserved.

14.12 Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless and until a written notice of the assignment, transfer, or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority, or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee, or indorsee, as the case may be, of such Note, or of any Note or Notes issued in exchange therefor.

14.13 The Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Contran, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation then shall be due and payable as herein expressed, or by declaration or otherwise, and irrespective of whether the Administrative Agent shall have made any demand on Contran) shall be entitled and empowered, by intervention in such proceeding, or otherwise, to do the following:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements, and advances of the Lenders, the L/C Issuer, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, and the Administrative Agent under Sections  2.9, 3.6, and 5.1 of this Agreement) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding hereby is authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 14.11, 15.10, and 15.11 of this Agreement.  Nothing contained herein shall be deemed to authorize the Administrative Agent to approve or consent to, or accept or adopt on behalf of any Lender or the L/C Issuer, any plan of reorganization, arrangement, adjustment, or composition affecting the Obligations, or to alter or supersede the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

14.14 Collateral and Guaranty Matters.  Each of the Lenders and the L/C Issuer hereby irrevocably authorize the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted under this Agreement, or (iii) if approved, authorized, or ratified in writing in accordance with Section 15.1 of this Agreement; and

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 11.5 of this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 14.14 of this Agreement.  In each case as specified in this Section 14.14 of this Agreement, the Administrative Agent will, at Contran’s expense, execute and deliver to Contran such documents as Contran reasonably may request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 14.14 of this Agreement.

SECTION XV

MISCELLANEOUS TERMS AND CONDITIONS

15.1 Amendments.  Except where this Agreement or any of the other Loan Documents authorizes or permits the Administrative Agent to act alone, and except as otherwise expressly provided in this Section 15.1 of this Agreement, any action to be taken (including the giving of notice) by the Administrative Agent, on behalf of the Lenders, may be taken, and any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement, any other Loan Document, or any other instrument, document, or agreement related to this Agreement or the other Loan Documents, or mentioned therein may be amended, and the performance or observance by Contran or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of the Required Lenders; provided, however, that no such consent or amendment that affects the rights, duties, or liabilities of the Administrative Agent shall be effective without the written consent of the Administrative Agent.  Notwithstanding the foregoing, no amendment, waiver, or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 12.2 of this Agreement) without the prior, written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees, or other amounts due to the Lenders (or any of them) under this Agreement or under such other Loan Document without the prior, written consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified in this Agreement on, any Loan or Letter of Credit Obligation, or (subject to clause (z) in the following sentence of this Section 15.1 of this Agreement) any fees or other amounts payable under this Agreement or under any other Loan Document without the prior, written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate,” or to waive any obligation of Contran to pay interest or L/C Fees at the Default Rate;

(d) change Section 12.4 of this Agreement in a manner that would alter the pro rata sharing of payments required thereby without the prior, written consent of each Lender;

(e) change any provision of this Section 15.1 of this Agreement, or the definition of “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders required to amend, waive, or otherwise modify any rights under this Agreement or make any determination or grant any consent under this Agreement, without the prior, written consent of each Lender;

(f) except as permitted by Section 14.14 of this Agreement, release or substitute any of the Collateral, or subordinate any Lien of the Administrative Agent or the Lenders with respect to the Collateral, provided, however, that upon Contran’s prior, written request, and, provided further, that no Default or Event of Default exists (or would result from the proposed release of Collateral), the Administrative Agent may release a portion of the Collateral as long as the Available Collateral Amount remaining after such release would be equal to or greater than the Aggregate Commitments at the time in question;

(g) release the Guaranty without the prior, written consent of each Lender;

(h) change the definition of “Available Collateral Amount”;

(i) change the conditions precedent specified in Sections 7.1 and 7.2 of this Agreement;

(j) modify Section 11.6 of this Agreement;

(k) modify Section 15.3 of this Agreement; or

(l) change the allowed uses of the proceeds of Credit Extensions under this Agreement.

Furthermore, notwithstanding anything herein to the contrary, (x) no provisions of this Agreement affecting the rights of the L/C Issuer shall be modified or amended without the prior, written consent of the L/C Issuer, and (y) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary in this Agreement, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent under this Agreement, and the Commitment of such Defaulting Lender (or, if such Commitment has been terminated pursuant to Sections 5.10, 5.11, and 12.2 of this Agreement, the Total Outstanding Amount of such Defaulting Lender) shall be excluded for purposes of making a determination of Required Lenders, provided, however, that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

15.2 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates hereby is authorized by Contran at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer, or any such Affiliate to or for the credit or the account of Contran against any and all of the obligations of Contran now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document, and although such obligations of Contran may be contingent or unmatured, or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer, and their respective Affiliates under this Section 15.2 of this Agreement are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer, or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify Contran and the Administrative Agent promptly after any such setoff and application, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

15.3 Sharing of Payments by the Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim, or otherwise, obtain payment (excluding any amounts received by the L/C Issuer to secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations under this Agreement) in respect of any principal of or interest on any of its Loans or other obligations under this Agreement resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon, or other such obligations, greater than its pro rata share thereof, as provided in this Agreement, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided, however, that:

(y)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(z)           the provisions of this Section 15.3 of this Agreement shall not be construed to apply to (i) any payment made by Contran pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, or participations in Reimbursement Obligations, to any assignee or participant, other than Contran or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Contran consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Contran rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Contran in the amount of such participation.

15.4 No Waivers; Remedies Cumulative.  No failure by the Administrative Agent or any Lender to exercise any right, power, or remedy under this Agreement or any Loan Document, and no delay by the Administrative Agent or any Lender in exercising any right, power, or remedy under this Agreement or any Loan Document, shall operate as a waiver thereof.  No single or partial exercise of any right, power, or remedy of the Administrative Agent or any Lender under this Agreement or any other Loan Document shall preclude any other or further exercise thereof, or the exercise of any other right, power, or remedy of the Administrative Agent or any Lender.  The exercise of any right, power, or remedy of the Administrative Agent or any Lender shall in no event constitute a cure or waiver of any Event of Default under this Agreement, the Notes, or any other Loan Document, or a waiver of the right of the Administrative Agent or any Lender or the holder of any of the Notes to exercise any other right under this Agreement, the Notes, or any other Loan Document, unless in the exercise of such right, all obligations of Contran under this Agreement, the Notes, and all other Loan Documents are paid in full.  The rights and remedies provided in this Agreement and the Loan Documents are cumulative and are not exclusive of any right or remedy provided by law.  Time is of the essence and the provisions of this Agreement and the other Loan Documents shall be enforced strictly.

15.5 Enforcement.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the authority to enforce rights and remedies under this Agreement and under the other Loan Documents against Contran or Valhi Holding, or either of them, shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 12.3 of this Agreement, and applicable law, for the benefit of all the Lenders and the L/C Issuer.  The foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) under this Agreement and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as the L/C Issuer) under this Agreement and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 15.2 of this Agreement (subject to the terms of Section 15.3 of this Agreement), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Contran under any Debtor Relief Law.  Furthermore, if at any time there is no Person acting as the Administrative Agent under this Agreement and under the other Loan Documents, then (y) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 12.3 of this Agreement, and (z) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding sentence and subject to Section 15.3 of this Agreement, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

15.6 Governing Law.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of law principles.

15.7 Consent to Venue and Jurisdiction.  Contran irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Texas sitting in Dallas County and of the United States Northern District Court of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties to this Agreement irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties to  this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, or the L/C Issuer otherwise may have to bring any action or proceeding relating to this Agreement or any other Loan Document against Contran or its properties in the courts of any other jurisdiction.  Contran irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 15.7 of this Agreement.  Each of the parties to this Agreement hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

15.8 Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for in this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopier or electronic communication, in each case as specified in Schedule 15.8 to this Agreement (or, in the case of a Lender that becomes a party to this Agreement after the Closing Date, as specified in the Administrative Questionnaire signed by such Lender).  All notices and other communications expressly permitted under this Agreement to be given by telephone shall be made to the applicable telephone number specified in Schedule 15.8 to this Agreement.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given upon receipt of electronic confirmation of a successful transmission by the sending party (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 15.9 of this Agreement shall be effective as provided therein.

15.9 Electronic Communication.  Notices and other communications to the Lenders and the L/C Issuer under this Agreement may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Section 5.13 or Section 5.16 of this Agreement by electronic communications.  The Administrative Agent or Contran may, in its discretion, agree in writing to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices and communications.  Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business of the next Business Day for the recipient, and (b) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice of communication is available and identifying the website address therefore.

15.10 Expenses.  Contran shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges, and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for in this Agreement, the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents (including, but not limited to, costs associated with filing financing statements, conducting Lien searches, and inspecting the Collateral), or any amendments, modifications, or waivers of the provisions hereby or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal, or extension of any Letter of Credit, or any demand for payment thereunder, and (c) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, or the L/C Issuer (including the fees, charges, and disbursements of any counsel for the Administrative Agent, any Lender, or the L/C Issuer) in connection with the enforcement or protection of its rights (y) in connection with this Agreement and the other Loan Documents, including its rights under this Section 15.10 of this Agreement or Section 15.11 of this Agreement, or (z) in connection with the Loans made or Letters of Credit issued under this Agreement, including all such out-of-pocket expenses incurred during any workout, restructuring, or negotiations in respect of such Loans or Letters of Credit.  The amounts owed by Contran pursuant to this Section 15.10 of this Agreement shall be paid by Contran within ten (10) days of the date the Administrative Agent (or one of the Lenders) bills Contran for such amounts.

15.11 Indemnification of the Administrative Agent and the Lenders by Contran.  CONTRAN SHALL INDEMNIFY ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER, AND THE L/C ISSUER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES, AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY CONTRAN ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (A) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES TO THIS AGREEMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) ANY LOAN OR LETTER OF CREDIT, OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT COMPLY STRICTLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY CONTRAN OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO CONTRAN OR ANY OF ITS SUBSIDIARIES, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION, OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY CONTRAN, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES, OR RELATED EXPENSES (Y) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM  THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, OR (Z) RESULT FROM A CLAIM BROUGHT BY CONTRAN AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS UNDER THIS AGREEMENT OR UNDER ANY OTHER LOAN DOCUMENT, IF CONTRAN HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.  ALL AMOUNTS DUE UNDER THIS SECTION 5.11 OF THIS AGREEMENT SHALL BE PAYABLE NOT LATER THAN TEN (10) DAYS AFTER DEMAND THEREFOR, AND THE OBLIGATION TO PAY ANY SUCH AMOUNTS SHALL SURVIVE TERMINATION OF THIS AGREEMENT AND THE REPAYMENT OF ALL OTHER OBLIGATIONS.

15.12 Reimbursement by Lenders.  To the extent that Contran for any reason fails or refuses to pay any amount required under Sections 15.10 or 15.11 of this Agreement to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or the L/C Issuer, in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  All amounts due under this Section 15.12 shall be payable not later than 10 days after demand therefor.

15.13 Waiver of Consequential Damages.  To the fullest extent permitted by applicable law, Contran agrees not to assert, and Contran hereby waives, any claim against any Indemnitee on any theory of liability for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit, or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by an Indemnitee through telecommunications, or electronic or other information transmission systems, in connection with this Agreement or the other Loan Documents, or the transactions contemplated hereby or thereby.

15.14 Payments Set Aside.  To the extent any payments in respect of the Obligations (or any proceeds of any Collateral, including, but not limited to, the proceeds received by the Lenders as a result of any enforcement proceeding or setoff), or any part thereof, subsequently are invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any law or equitable cause, then, to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and the Administrative Agent’s and the Lenders’ rights, powers, and remedies under this Agreement and the Loan Documents shall continue in full force and effect, as if such payment had not been made, or such enforcement proceeding or setoff had not occurred.  In such event, each Loan Document automatically shall be reinstated and Contran shall take such action as reasonably may be requested by the Administrative Agent and the Lenders to effect such reinstatement.

15.15 Survival of Certain Agreements.  The agreements set forth in Sections 15.10 through 15.14 of this Agreement shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, and the repayment, satisfaction, or discharge of all of the Obligations.

15.16 Survival of Covenants.  Unless otherwise stated in this Agreement, all covenants, agreements, representations, and warranties made in this Agreement, in the other Loan Documents, or in any documents or other papers delivered by or on behalf of Contran pursuant to this Agreement shall be deemed to have been relied upon by the Administrative Agent and the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, shall survive the making by the Lenders of the Loans as contemplated in this Agreement, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid.  All statements contained in any certificate or other writing delivered by or on behalf of Contran pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, shall constitute representations and warranties by Contran under this Agreement.

15.17 Amendments and Waivers.  No term, provision, or condition of this Agreement, the Notes, or any of the other Loan Documents may be amended, waived, discharged, or terminated, except by a written instrument signed by the Required Lenders (or all of the Lenders under the circumstances specified in the second sentence of Section 15.1 of this Agreement) and, in the case of amendments, by Contran, or Valhi Holding, as the case may be.

15.18 Reserved.

15.19 Reserved.

15.20 Change of Notice Information; Maintenance of Updated Contact Information.  Each of Contran, the Administrative Agent, and the L/C Issuer may change its address, telecopier, or telephone number for notices and other communications under this Agreement by notice to the other parties to this Agreement.  Each other Lender may change its address, telecopier, or telephone number for notices, and other communications under this Agreement by notice to Contran, the Administrative Agent, and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (a) an effective address, contact name, telephone number, telecopier number, and electronic mail address to which notices and other communications may be sent, and (b) accurate wire instructions for such Lender.

15.21 Reliance on Notices from Contran.  The Administrative Agent, the L/C Issuer, and the Lenders shall be entitled to rely and act upon any notices given, or purportedly given, by or on behalf of Contran even if (a) such notices were not made in a manner specified in this Agreement, were incomplete, or were not preceded or followed by any other form of notice specified in this Agreement, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Contran shall indemnify the Administrative Agent, the L/C Issuer, each Lender, and the Related Parties of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice given, or purportedly given, by or on behalf of Contran, unless such reliance constituted gross negligence or willful misconduct.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties to this Agreement hereby consents to such recording.

15.22 Counterparts.  This Agreement may be executed in counterparts (and by different parties to this Agreement in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 7.1 of this Agreement, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts of this Agreement that, when taken together, bear the signatures of each of the other parties to this Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

15.23 Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT HAS OR MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY TO THIS AGREEMENT (a) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.24 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns permitted by this Agreement, except that Contran may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (a) to an Eligible Assignee in accordance with the provisions of Section 13.1 of this Agreement, (b) by way of participation in accordance with the provisions of Section 13.3 of this Agreement, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.5 of this Agreement (and any other attempted assignment or transfer by any party to this Agreement shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties to this Agreement, their respective successors and assigns permitted by this Agreement, Participants to the extent provided in Section 13.3 of this Agreement, and, to the extent expressly contemplated by this Agreement, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

15.25 USA Patriot Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Contran that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Contran, which information includes the name and address of Contran and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Contran in accordance with the Patriot Act.

15.26 Confidentiality.  Each of the Administrative Agent, the Lenders, and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors, and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Information and instructed to keep the Information confidential), (b) to the extent required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations, or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 15.26 of this Agreement, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Contran and its obligations, (g) with the consent of Contran, or (h) to the extent the Information (i) becomes publicly available other than as a result of a breach of this Section 15.26 of this Agreement, or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer, or any of their respective Affiliates on a nonconfidential basis from a source other than Contran.  For purposes of this Section 15.26 of this Agreement, “Information” means all information received from Contran, or any of its Subsidiaries, relating to Contran or any of its Subsidiaries, or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, or the L/C Issuer on a nonconfidential basis prior to disclosure by Contran or any of its Subsidiaries, provided that, in the case of information received from Contran or any of its Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of the Information as provided in this Section 15.26 of this Agreement shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of the Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Lenders, and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Contran or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

15.27 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by this Agreement (including in connection with any amendment, waiver, or other modification of this Agreement or of any other Loan Document), Contran acknowledges and agrees that (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s length commercial transactions between Contran, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (ii) Contran has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (iii) Contran is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated by this Agreement and by the other Loan Documents; (b) (i) the Administrative Agent and the Arranger each is acting, and has been acting, solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for Contran or any other Person, and (ii) neither the Administrative Agent nor the Arranger has any obligation to Contran or any other Person with respect to the transactions contemplated by this Agreement, except those obligations expressly set forth in this Agreement and in the other Loan Documents; and (c) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Contran and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to Contran or any of its Affiliates.  Except in the case of willful misconduct or gross negligence of the Administrative Agent or the Arranger, to the fullest extent permitted by law, Contran hereby waives and releases any claims that it has or may have against the Administrative Agent and the Arranger with respect to any breach, or alleged breach, of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement.

15.28 Severability.  Any provision of this Agreement, the Notes, or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

15.29 Entire Agreement.  This Agreement and the Loan Documents set forth and constitute the entire agreement between and among the parties to this Agreement with respect to the Loans, the Letters of Credit, and the security for the Obligations.  No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and have been set forth in this Agreement and in the Loan Documents, has been made between or among the Administrative Agent, the Lenders, the L/C Issuer, and Contran with respect to the Loans, the Letters of Credit, and the security for the Obligations.

15.30 Reserved.

15.31 Interpretation.  This Agreement is a negotiated agreement.  In the event of any ambiguity in this Agreement, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the parties to this Agreement.

15.32 Headings.  The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect the meaning or construction of any provision of this Agreement.

15.33 Construction.  In the event of any conflict between the terms, conditions, and provisions of this Agreement and those of any other document referred to in this Agreement, the terms, conditions, and provisions of this Agreement shall control.

15.34 Notice of Final Agreement.  It is the intention of each of Contran, Valhi Holding, Administrative Agent and each Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Loan Documents (as the same may be amended, modified or restated from time to time).  Contran, Valhi Holding, Administrative Agent and each Lender warrant and represent that the entire agreement made and existing by or among such parties with respect to the Loans is and shall be contained within the Loan Documents, and that no agreements or promises exist or shall exist by or among such parties that are not reflected in the Loan Documents.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[signature page follows]

EXECUTED as of the Closing Date.

PLAINSCAPITAL BANK, as Administrative Agent and as a Lender By /s/J. Bart Bearden J. Bart Bearden Executive Vice President	CONTRAN CORPORATION By /s/John A. St. Wrba John A. St. Wrba Vice President and Treasurer

EXHIBIT A

PROMISSORY NOTE
(__________________ Bank)

$__________________	_________________

For value received, the undersigned, CONTRAN CORPORATION (“Contran”), a Delaware corporation, hereby promises to pay to the order of ________________________ (the “Lender”) on or before the Maturity Date the principal sum of _________ million and no/100 Dollars ($_____________) or, if less, the aggregate outstanding principal amount of the Loans (as defined in the Credit Agreement referred to below) made by the Lender to Contran, together with interest on the unpaid principal amount of each such Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

This Note is one of the promissory notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement of even date herewith (as the same may be further amended or modified from time to time, the “Credit Agreement”) among Contran, the Lender, the other financial institutions parties thereto, and PlainsCapital Bank, as the Administrative Agent (the “Administrative Agent”).  Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of Loans by the Lender to Contran from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest owed by Contran pursuant to this Note are payable in lawful money of the United States of America to the Administrative Agent at 2911 Turtle Creek Blvd, Suite 1300, Dallas, Texas 75219 (or at such other location or address as may be specified by the Administrative Agent in writing to Contran) in same day funds.  The Lender shall record all Loans and payments of principal made under this Note, but no failure of the Lender to make such recordings shall affect Contran’s repayment obligations under this Note.

Except as specifically provided in the Credit Agreement, Contran hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

Contran promises to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, as provided in Section 15.10 of the Credit Agreement, incurred in the collection and enforcement of this Note.

This Note shall be governed by and construed in accordance with the laws of the state of Texas, without regard to conflict of laws principles.

CONTRAN HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OF THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT OF THIS PROMISSORY NOTE.

Notwithstanding any provision of this Note or any other agreement or commitment between Contran, Administrative Agent and Lender, whether written or oral, express or implied, Lender shall never be entitled to charge, receive, or collect, nor shall amounts received hereunder be credited so that Lender shall be paid, as interest a sum greater than interest at the Maximum Rate.  It is the intention of the parties that this Note, and all instruments securing the payment of this Note or executed or delivered in connection therewith, shall comply with applicable law.  If Lender ever contracts for, charges, receives or collects anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity of this Note, prepayment of this Note, delay in advancing proceeds of this Note, or any other event, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance of this Note or any other indebtedness owed to Lender by  Contran, and if this Note and such other indebtedness are paid in full, any remaining excess shall be paid to Contran.  In determining whether the interest exceeds interest at the Maximum Rate, the total amount of interest shall be spread, prorated and amortized throughout the entire term of this Note until its payment in full.  The term “Maximum Rate” as used in this Note means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby.  If at any time the Rate shall exceed the Maximum Rate, the interest rate hereunder shall be automatically limited to the Maximum Rate until the total amount of interest accrued hereunder equals the amount of interest which would have accrued if there had been no limitation to the Maximum Rate.  To the extent, if any, that Chapter 303 of the Texas Finance Code, as amended, (the “Act”) is relevant to Lender for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in §303.001-303.016 of the Act; subject, however, to any right Lender subsequently may have under applicable law to change the method of determining the Maximum Rate. Lender and Contran expressly agree that Chapter 346 (“Chapter 346”) of the Texas Finance Code shall not apply to this Note or to any advances under this Note and that neither this Note or any such advances shall be governed by or subject to the provisions of Chapter 346 in any manner whatsoever.

[signature page follows]

EXECUTED as of the date written above.

CONTRAN CORPORATION By Name: Title:

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is dated as of the Effective Date set forth below and is entered into by and between the Lender identified in item 1 below (“Assignor”) and the Eligible Assignee identified in item 2 below (“Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption Agreement as if set forth herein in full.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of Assignor under the respective facilities identified below (including without limitation any Letters of Credit, guarantees, included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action, and any other right of Assignor (in its capacity as a Lender) against any Person, whether know or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto, or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims, and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by Assignor to Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment and Assumption Agreement, without representation or warranty by Assignor.

1.           Assignor:

2.           Assignee:

[for each Assignee, indicate [Affiliate][Approved Fund] of

[identify Lender]

3.           Borrower:

4.           Administrative Agent:                                           PlainsCapital Bank, as the Administrative Agent under the Credit Agreement.

5.           Credit Agreement:  The Credit Agreement dated as of August 21, 2009, among Contran Corporation, the Lenders parties thereto, and PlainsCapital Bank, as Administrative Agent

6.           Assigned Interests:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.           Trade Date: To be completed if Assignor and Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.]

[signature page follows]

Effective Date:  _____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption Agreement are hereby agreed to:

[NAME OF ASSIGNOR] By: Title:
[NAME OF ASSIGNEE] By: Title:
Consented to and Accepted:
PLAINSCAPITAL BANK, as Administrative Agent By: Title:
Consented to:
CONTRAN CORPORATION By: Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance, or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties, or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Contran, any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Contran, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 13.1 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 10.11 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, Assignor, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which the by terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments or principal, interest, fees, and other amounts) to Assignor for amounts that have accrued to but excluding the Effective Date and to Assignee for amounts that have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption Agreement.  This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of Texas.

EXHIBIT C

Reserved

EXHIBIT D

Reserved

SCHEDULE 2.2

COMMITMENTS OF THE LENDERS

	Commitments	Applicable Percentage
PlainsCapital Bank	$70,000,0001	100.000000
Total Commitments	$70,000,0001	100.000000

1  Prior to the Total Facility Availability Date, the Commitment of PlainsCapital Bank and the Total Commitments shall be $25,000,000.00.

SCHEDULE 8.1

TIMET SHARES INITIALLY PLEDGED BY VALHI HOLDING

Issuer	Certificate Number	Certificate Date	Number of Shares of Common Stock
Titanium Metals Corporation

SCHEDULE 9.9

LITIGATION

None.

SCHEDULE 9.16

SUBSIDIARIES

Name of Contran Corporation Subsidiary (A corporate name in bold indicates such corporation’s common stock is publicly traded)	% of Voting Control Held
1 2 3 4 5 6 7 8 9

COAM Company	74.01
Contran Security, Inc.	100.0
Dixie Rice Agricultural Corporation, Inc.	100.0
Dixie Drier LLC	100.0
DRAC Holdings LLC	100.0
Valhi Holding Company	100.0
Titanium Metals Corporation	26.12
TIMET Asia, Inc.	100%
TIMET Finance Management Company3	100%
TIMET UK Finance Management Company Limited	100%
TIMET UK Finance Company Limited	98%4
TIMET Millbury Corporation	100%
TIMET Castings Corporation	100%
TIMET Real Estate Corporation	100%
Ti•Pro, LLC	100%
Titanium Hearth Technologies, Inc.	100%
TMCA International, Inc.	100%
TIMET Bermuda Ltd	100%
TIMET UK Holding Company	100%
Loterios SpA	100%
TIMET UK Limited	100%
TIMET Europe, Limited	100%
TIMET Germany, GmbH	100%
TIMET Savoie, SA	70%
Titanium MC Limited	100%
TIMET UK (EXPORT) Limited	100%
Valhi, Inc.	92.55
Amcorp, Inc.	100.0
AmalTex, Inc.	100.0
ASC Holdings, Inc.	100.0
Andrews County Holdings, Inc.	100.0
Waste Control Specialists LLC	100.0
Impex Realty Holding, Inc.	100.0
Kronos Worldwide, Inc.	59.26
Kronos Canada, Inc.	100.0
Kronos International, Inc.	100.0
Kronos Denmark ApS	100.0
Kronos Europe S.A./N.V.	100.07
Kronos B.V.	100.0
Kronos Norge A/S	100.0
Kronos Titan A/S	100.0
Titania A/S	100.0
The Jossingfjord Manufacturing Company A/S	100.0
Kronos Limited	100.0
Kronos Titan GmbH	100.0
Societe Industrielle du Titane, S.A.	99.78
Kronos Louisiana, Inc.	100.0
Kronos (US), Inc.	100.0
NL Industries, Inc.	83.19
CompX International Inc.	86.910
CompX Asia Holding Corporation	100.0
Dynaslide Corporation	100.0
CompX Marine Inc.	100.0
Custom Marine Inc.	100.0
JZTB Realty LLC	100.0
Livorsi Marine, Inc.	100.0
CompX Precision Slides Inc.	100.0
CompX Security Products Inc.	100.0
Waterloo Furniture Components Limited	100.0
EWI RE, Inc.	100.0
NL Environmental Management Services, Inc.	100.0
EMS Financial, Inc.	100.0
United Lead Company	100.0
Tremont LLC	100.0
Tall Pines Insurance Company	100.0
TRECO, LLC.	100.0
TRE Holding Corporation	100.0
TRE Management Company	100.0
Medite Corporation	100.0
White Lake Holdings, Inc.	100.0
Flight Proficiency Service, Inc.	100.0
Flight Leasing, Inc.	100.0
Keystone Consolidated Industries, Inc.	61.711
Engineered Wire Products, Inc.	100.0
FV Steel and Wire Company	100.0
Keystone-Calumet, Inc.	100.0
Keystone Energy Resources, LLC	100.0
Sherman Wire Company	100.0
Southwest Louisiana Land LLC.	100.0
Crabtree Oil and Gas Co.	100.0
Contran Group Inc.	100.0

1 A general partnership formed for the purpose of entering into and performing research to develop and market commercially safe and effective treatment for certain conditions included in the group of diseases known as arthritis and cancer.  COAM Company currently sponsors research at The University of Texas Southwestern Medical Center at Dallas.  Valhi, Inc. (“Valhi”) and Southwest Louisiana Land LLC own approximately 25.8% and 0.2%, respectively, of COAM Company.

2 Harold C. Simmons’ spouse, The Combined Master Retirement Trust (the “CMRT”), Harold C. Simmons, NL Industries, Inc. (“NL”), Valhi, Inc. (“Valhi”), the Contran Amended and Restated Deferred Compensation Trust (the “CDCT”), NL Environmental Management Services, Inc. and the Harold Simmons Foundation, Inc. (the “Foundation”) also own 11.9%, 8.5%, 4.3%, 0.5%, 0.5%, 0.3%, 0.3% and 0.1%, respectively, of the outstanding common stock of Titanium Metals Corporation (“TIMET”).  The combined ownership of the outstanding shares of TIMET common stock held by these affiliates is 52.6% of such shares.  Contran Corporation (“Contran”) sponsors the CMRT as a trust to permit the collective investment by master trusts that maintain assets of certain employee benefit plans Contran and related companies adopt.  The Foundation is a tax-exempt foundation organized for charitable purposes of which Harold C. Simmons is the chairman of the board.  The CDCT is an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.
 3 TIMET Finance Management Company (“TFMC”) also owns 1.1%, 0.5% and 0.2% of the common stock of Valhi, NL and Kronos Worldwide, Inc. (“Kronos Worldwide”),  respectively.

4 TIMET UK Limited owns the remaining 2% of TIMET UK Finance Company Limited.

5 TFMC, the Foundation and the CMRT also own 1.1%, 0.9% and 0.1% respectively, of the outstanding common stock of Valhi.

6 NL and TFMC also own approximately 36.0% and 0.2%, respectively, of the outstanding common stock of Kronos Worldwide, Inc. [Note – everyone shown on this chart is an affiliate of everyone else shown on this chart;  I think the relationship between Valhi and TIMET is clear]

7 Kronos Titan GmbH owns two shares out of the 543,145 shares of Kronos Europe S.A./N.V. as a nominee for Kronos Denmark ApS.

8 KII holds 99.69% of the outstanding shares and unrelated parties own the remaining shares.

9 TFMC also owns approximately 0.5% of the outstanding common stock of NL.

10 NL is the direct holder of 31.9% of the outstanding shares of class A common stock of CompX International Inc. (“CompX”) and 100% of the outstanding shares of CompX’s class B common stock.  As a result, NL holds approximately 86.9% of the combined voting power (98.4% for the election of directors) of all classes of voting stock of CompX.

11 Harold C. Simmons’ spouse also owns 0.1% of the outstanding shares of common stock of Keystone Consolidated Industries, Inc.

SCHEDULE 11.4

INDEBTEDNESS

1.	$8,500,000.00 – Notes issued in connection with the Company’s purchase of certain shares of its Class A common stock

2.	$50,063,613.59 – Intercompany payable to Valhi Holding Company

3.	$41,347,276 - Guarantee closure, post closure and decommissioning of RCRA and MLLRW facilities owned by Waste Control Specialists

4.	$958,138.37 – Intercompany payable to TIME-DC/White Lake Holdings

5.	The Other Credit Facility.

SCHEDULE 11.5(b)

EXISTING LIENS

1.  Lien in favor of Caterpillar Financial Services Corporation (Delaware Filing No. 2007-0109677), related to a Caterpillar skid steer loader, serial number SCP03674.

SCHEDULE 15.8

ADDRESSES FOR NOTICES

CONTRAN:	Contran Corporation Suite 1700 5430 LBJ Freeway Dallas, Texas 75240-2697 Attention: Mr. John St. Wrba Vice President and Treasurer Telephone: (972) 450-4207 Telecopier: (972) 448-1445
PLAINSCAPITAL (as the Administrative Agent, a Lender and the L/C Issuer):	PlainsCapital Bank 2911 Turtle Creek Blvd., Suite 1300 Dallas, Texas 75219 Attention: J. Bart Bearden Executive Vice President Telephone: (214) 252-4137 Telecopier: (214) 252-4098